CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock, par value $0.01 per share	1,171,187	$55.71	$65,246,827.77	$7,562.11

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, and relates to the Registration Statement on Form S-3 (File No. 333-211829) filed by the Registrant on June 3, 2016.

File pursuant to Rule 424(b)(5)
Registration No. 333-211829

PROSPECTUS SUPPLEMENT TO

PROSPECTUS DATED JUNE 3, 2016

1,171,187 Shares

American Tower Corporation

Common Stock

We are issuing up to 1,171,187 shares of our common stock, par value $0.01 per share (our “Common Stock”), directly to ALLTEL Communications, LLC (“Alltel”), pursuant to the Lease and Sublease by and among American Towers LLC, American Tower Corporation, Alltel and the other parties thereto, dated as of April 2, 2001, as amended from time to time (the “Lease”). Pursuant to the Lease, in consideration of the exercise of our purchase option related to up to 1,523 communications towers, Alltel has elected to receive 769 shares of our Common Stock per tower in lieu of $42,844 in cash per tower.

Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “AMT.” The last reported sale price of our Common Stock on December 2, 2016 was $102.57 per share.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page S-4 and those described as risk factors in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 Annual Report”).

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 5, 2016.

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We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document containing the information.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described below under the heading “Where You Can Find More Information.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference statements about future events and expectations, or forward-looking statements, all of which are inherently uncertain. We have based those forward-looking statements on our current expectations and projections about future results. When we use words such as “anticipate,” “intend,” “plan,” “forecast,” “project,” “believe,” “estimate,” “expect,” “should,” “would,” “could,” “may” or similar expressions, we do so to identify forward-looking statements. Examples of forward-looking statements include statements we make regarding future prospects of growth in the communications site leasing industry, the effects of consolidation among companies in our industry and among our tenants and other competitive pressures, the level of future expenditures by companies in this industry and other trends in this industry, changes in zoning, tax and other laws and regulations, our substantial leverage and debt service obligations, our ability to maintain or increase our market share, our future operating results, economic, political and other events, particularly those relating to our international operations, our ability to remain qualified for taxation as a real estate investment trust for U.S. federal income tax purposes (“REIT”), our plans to fund our future liquidity needs, the amount and timing of any future distributions including those we are required to make as a REIT, our future financing transactions, our ability to protect our rights to the land under our towers, our future capital expenditure levels and natural disasters and similar events. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. These assumptions could prove inaccurate. See “Risk Factors.” These forward-looking statements may be found in this prospectus supplement and the accompanying prospectus generally as well as the documents incorporated by reference.

You should keep in mind that any forward-looking statement we make in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference or elsewhere speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these

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events or how they may affect us. In any event, these and other important factors, including those set forth under the caption “Risk Factors” in this prospectus supplement, in the accompanying prospectus and the documents incorporated by reference, may cause actual results to differ materially from those indicated by our forward-looking statements. We have no duty, and do not intend, to update or revise the forward-looking statements we make in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference or elsewhere, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the future events or circumstances described in any forward-looking statement we make in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference or elsewhere might not occur.

MARKET AND INDUSTRY DATA

This prospectus supplement and the accompanying prospectus contain or incorporate by reference estimates regarding market data, which are based on our internal estimates, independent industry publications, reports by market research firms and/or other published independent sources. In each case, we believe these estimates are reasonable. However, market data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market data. As a result, you should be aware that market data set forth in this prospectus supplement, accompanying prospectus or incorporated by reference, and estimates and beliefs based on such data, may not be reliable.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary may not contain all the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and those documents incorporated by reference into the prospectus supplement and the accompanying prospectus, including the risk factors and the financial statements and related notes, before making an investment decision. Unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our” and “American Tower” are references to American Tower Corporation and its predecessor, as applicable, and its consolidated subsidiaries, in each case, as the context requires. References herein to our “common stock” refer to our Common Stock and the Class A common stock of our predecessor, as applicable.

American Tower Corporation

American Tower Corporation was created as a subsidiary of American Radio Systems Corporation in 1995 to own, manage, develop and lease communications and broadcast tower sites, and was spun off into a free-standing public company in 1998. Since inception, we have grown our communications real estate portfolio through acquisitions, long-term lease arrangements, development and construction, and through mergers with, and acquisitions of, other tower operators, increasing the size of our portfolio to over 144,000 communications sites.

American Tower Corporation operates as a REIT for federal income tax purposes.

American Tower Corporation is a holding company, and we conduct our operations through our directly and indirectly owned subsidiaries and our joint ventures. Our principal domestic operating subsidiaries are American Towers LLC and SpectraSite Communications, LLC. We conduct our international operations primarily through our subsidiary, American Tower International, Inc., which in turn conducts operations through its various international operating subsidiaries and joint ventures. Our international operations consist primarily of our operations in Argentina, Brazil, Chile, Colombia, Costa Rica, Germany, Ghana, India, Mexico, Nigeria, Peru, South Africa and Uganda.

Our principal executive office is located at 116 Huntington Avenue, Boston, Massachusetts 02116. Our main telephone number at that address is (617) 375-7500.

The Offering

Issuer	American Tower Corporation, a Delaware corporation.

Common Stock Offered	Up to 1,171,187 shares.

Common Stock to be Outstanding After this Offering	426,913,752 shares.

Use of Proceeds	We will not receive any proceeds from the shares of our Common Stock being issued pursuant to this prospectus supplement. We are issuing up to 1,171,187 shares of our Common Stock pursuant to this prospectus supplement directly to Alltel in consideration of our exercise of our purchase option in the Lease with respect to up to 1,523 communications towers.

Listing	Our Common Stock is listed on the NYSE under the symbol “AMT.”

Restrictions on Ownership and Transfer of Our Common Stock	Our Restated Certificate of Incorporation (“Certificate of Incorporation”) contains restrictions on the ownership and transfer of our Common Stock and preferred stock intended to assist us in complying with FCC Regulatory Limitations (as defined under “Description of Common Stock—Restrictions on Ownership and Transfer—Federal Communications Laws Restrictions” in the accompanying prospectus) and maintaining our status as a REIT for federal income tax purposes. For example, our Certificate of Incorporation prohibits any person from acquiring actual or constructive ownership of 9.8% or more (in value or number of shares) of our outstanding stock, subject to certain limited exceptions.

As a result, holders will be restricted from owning our Common Stock in excess of the Stock Ownership Limit (as defined in our Certificate of Incorporation), or violating any of the other restrictions on ownership and transfer, contained in our Certificate of Incorporation. In the event any transfer of shares of our Common Stock or other event would result in a holder beneficially owning shares of our Common Stock in excess of the Stock Ownership Limit or would result in our disqualification as a REIT, that number of shares that would cause a violation of the applicable limit may be (i) redeemed or (ii) automatically transferred to a trust for the benefit of a charitable organization selected by our board of directors. See “Description of Common Stock—Restrictions on Ownership and Transfer—Federal Communications Laws Restrictions” in the accompanying prospectus.

Transfer Agent and Registrar	Computershare Inc. is the transfer agent and registrar for our Common Stock.

Federal Income Tax Considerations	The federal income tax consequences of owning and disposing of our Common Stock are described in “Material U.S. Federal Income Tax

Considerations Relevant to Holders of Our Stock” in the accompanying prospectus.

Risk Factors	Before investing in our Common Stock, you should carefully consider all of the information in this prospectus supplement, in the accompanying prospectus and incorporated by reference herein or therein, including the discussions under “Risk Factors” beginning on page S-4 and in Part I, Item 1A of the 2015 Annual Report, which is incorporated by reference herein.

Immediately after the consummation of this offering, we will have 426,913,752 shares of our Common Stock issued and outstanding. The number of shares of our Common Stock to be outstanding immediately after this offering is based on 425,742,565 shares of our Common Stock outstanding as of November 30, 2016, plus the 1,171,187 shares of our Common Stock that we are offering hereby, but excludes:

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up to 5,574,600 shares of our Common Stock, assuming all dividends are paid in cash and mandatory conversion based on an applicable market value of our Common Stock equal to the threshold appreciation price of $107.85, and subject to anti-dilution, make-whole and other adjustments, that would be issuable upon conversion of the 5.25% Mandatory Convertible Preferred Stock, Series A (the “Series A Preferred Stock”);

•

up to 11,898,700 shares of our Common Stock, assuming all dividends are paid in cash and mandatory conversion based on an applicable market value of our Common Stock equal to the threshold appreciation price of $116.40, and subject to anti-dilution, make-whole and other adjustments, that would be issuable upon conversion of the 5.50% Mandatory Convertible Preferred Stock, Series B (the “Series B Preferred Stock”); and

•	an aggregate of 12,657,728 shares of our Common Stock reserved for issuance under our various stock compensation plans.

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information presented and incorporated by reference in this prospectus supplement and the accompanying prospectus, in evaluating us, our business and an investment in our Common Stock. A description of the risks related to our business is included in the “Risk Factors” section in Part I, Item 1A of the 2015 Annual Report, which is incorporated by reference herein. The risks and uncertainties described below and incorporated by reference are not the only ones we face. Additional risks and uncertainties that we do not currently know about, or that we currently believe are immaterial, may also adversely impact our business. Events relating to any of the following risks as well as other risks and uncertainties could seriously harm our business, financial condition and results of operations. In such a case, the trading value of our Common Stock could decline, which in turn could cause you to lose all or part of your investment.

Risks related to this offering

The market price of our Common Stock may be volatile.

The market price of our Common Stock following this offering may fluctuate significantly from time to time and may be influenced by many factors, some of which are beyond our control, including those described in this “Risk Factors” section and the following:

•	the factors described above under the heading “Note Regarding Forward-Looking Statements”;

•	the risk factors described in the 2015 Annual Report;

•	actual or anticipated fluctuations in our operating results or our competitors’ operating results;

•	our growth rate and our competitors’ growth rates;

•	the financial market and general economic conditions;

•	the creditworthiness of our tenants;

•	changes in stock market analyst recommendations regarding us, our competitors or the tower industry generally, or lack of analyst coverage of our Common Stock;

•	sales of our Common Stock by our executive officers, directors and significant stockholders or sales of substantial amounts of our Common Stock;

•	payment of dividends on the Series A Preferred Stock or the Series B Preferred Stock by delivery of shares of our Common Stock;

•	announcements by us or our competitors of new products, capacity changes, significant contracts, acquisitions or strategic investments;

•	changes in accounting principles; and

•	changes in tax laws and regulations.

Broad market and industry factors may adversely affect the market price of our Common Stock, regardless of our actual operating performance. As a result, our Common Stock may trade at prices significantly below the price at which you purchased them. In addition, security holders often institute class action litigation following periods of volatility in the price of a company’s securities. If the market value of our Common Stock experiences adverse fluctuations and we become a party to this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management’s attention could be diverted from the operation of our business, causing our business to decline.

Issuance or sale of substantial amounts of our Common Stock in the public market, or the perception that the issuance or sale may occur, could cause the market price of our Common Stock to decline.

The issuance or sale of substantial amounts of shares of our Common Stock in the public market, including the issuance of shares of our Common Stock in this offering, in connection with acquisitions, if any, or in the secondary market (including upon the exercise of options and other awards granted under our equity compensation plans) or the perception that these sales may occur, or the conversion of, or payment of dividends on, the Series A Preferred Stock or the Series B Preferred Stock in the form of shares of our Common Stock, or the perception that such conversions or dividends could occur, could cause the market price of our Common Stock to decline. This could also impair our ability to raise additional capital through future offerings of equity or equity-related securities.

We may issue additional shares of our Common Stock in the future in connection with capital raisings, acquisitions, strategic transactions or for other purposes. To the extent we issue substantial additional shares of our Common Stock, the ownership of our existing stockholders would be diluted and our earnings per share could be reduced, which may negatively affect the market prices for our Common Stock.

We may not be able to continue paying a regular dividend and the failure to do so could adversely affect the market price of our Common Stock and may jeopardize our qualification for taxation as a REIT.

Our declaration and payment of dividends on the shares of our Common Stock in the future will be determined by our board of directors (or an authorized committee thereof) in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity and other factors. The agreements governing any of our and our subsidiaries’ existing or future indebtedness may limit our ability to declare and pay cash dividends on the shares of our capital stock. In the event that the agreements governing any such indebtedness restrict our ability to declare and pay dividends in cash on the shares of our Common Stock, we may be unable to declare and pay dividends in cash on the shares of our Common Stock unless we can repay or refinance the amounts outstanding under such agreements. The terms of our preferred stock provide that, unless full cumulative dividends have been paid or set aside for payment on all outstanding preferred stock for all prior dividend periods, no dividends may be declared or paid on our Common Stock.

In addition, under Delaware law, our board of directors (or an authorized committee thereof) may only declare and pay dividends on shares of our capital stock out of our statutory “surplus” (which is defined as the amount equal to total assets minus total liabilities, in each case at fair market value, minus statutory capital), or if there is no such surplus, out of our net profits for the then current and/or immediately preceding fiscal year. Further, even if we are permitted under our contractual obligations and Delaware law to declare and pay cash dividends on the shares of our Common Stock, we may not have sufficient cash to declare and pay dividends in cash on the shares of our Common Stock.

Our failure to continue paying regular dividends could adversely affect our stock price and might jeopardize our qualification for taxation as a REIT for federal income tax purposes. See “Description of Common Stock” and “Material U.S. Federal Income Tax Considerations Related to our Qualification and Taxation as a REIT—REIT Qualification Requirements—Annual Distribution Requirements” in the accompanying prospectus.

Our issuance of preferred stock may cause the market price of our Common Stock to decline, which may negatively impact your investment.

Our board of directors is authorized to issue series of shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our Common Stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. The Series A Preferred Stock, the Series B Preferred Stock and any other preferred stock we may issue in the future will rank senior to all of our Common Stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up. If we issue cumulative preferred stock in the future that has preference over our Common Stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our Common Stock, the market price of our Common Stock could decrease, which may negatively impact your investment.

USE OF PROCEEDS

We will not receive any proceeds from the shares of our Common Stock being issued pursuant to this prospectus supplement. We are issuing up to 1,171,187 shares of our Common Stock pursuant to this prospectus supplement directly to Alltel in consideration of our exercise of our purchase option in the Lease with respect to up to 1,523 communications towers.

PLAN OF DISTRIBUTION

We are issuing up to 1,171,187 shares of our Common Stock directly to Alltel in consideration of our exercise of our purchase option in the Lease with respect to up to 1,523 communications towers. We estimate that the expenses of this offering payable by us will be approximately $52,600.

LEGAL MATTERS

Cleary Gottlieb Steen & Hamilton LLP, New York, New York, will pass upon the validity of our Common Stock. Sullivan & Worcester LLP, Boston, Massachusetts, has passed upon our qualification and taxation as a REIT in an opinion filed with the registration statement of which the accompanying prospectus is a part. Certain other legal matters will be passed upon for American Tower by Edmund DiSanto, Esq., Executive Vice President and General Counsel of American Tower.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Those consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Please note that the SEC’s website is included in this prospectus supplement and the accompanying prospectus as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and should not be considered to be part of this prospectus supplement or the accompanying prospectus, except as described in the following paragraph. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

We “incorporate by reference” into this prospectus supplement and the accompanying prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Certain information that we subsequently file with the SEC will automatically update and supersede information in this prospectus supplement and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the termination of the offering made by this prospectus supplement, except that we are not incorporating any information included in a Current Report on Form 8-K that has been or will be furnished (and not filed) with the SEC, unless such information is expressly incorporated herein or in the accompanying prospectus by a reference to a furnished Current Report on Form 8-K or other furnished document:

•	our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 26, 2016;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, filed with the SEC on April 29, 2016, July 28, 2016 and October 27, 2016, respectively;

•	our Definitive Proxy Statement filed with the SEC on April 22, 2016 pursuant to Section 14 of the Exchange Act; and

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our Current Reports on Form 8-K filed with the SEC on January 8, 2016, January 12, 2016, February 16, 2016, March 3, 2016, March 9, 2016, April 21, 2016, May 10, 2016, May 13, 2016, June 2, 2016, June 17, 2016, September 16, 2016, September 28, 2016, September 30, 2016 and November 30, 2016.

You may request a copy of these filings at no cost, by writing or calling us at the following address: 116 Huntington Avenue, Boston, Massachusetts 02116, Tel: (617) 375-7500, Attention: Investor Relations.

Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Warrants

Purchase Contracts

Units

The following are types of securities that we may offer, issue and sell from time to time, or that may be sold by selling securityholders from time to time, together or separately:

•	shares of our common stock;

•	shares of our preferred stock;

•	debt securities;

•	depositary shares;

•	warrants to purchase debt or equity securities;

•	purchase contracts; and

•	units.

Any of these securities may be offered together or separately and in one or more series, if any, in amounts, at prices and on other terms to be determined at the time of the offering and described in an accompanying prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest.

Unless otherwise stated in a prospectus supplement, none of these securities other than our common stock will be listed on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “AMT.”

We may offer and sell these securities through one or more underwriters, dealers or agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

Investing in the offered securities involves risks. You should consider the risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or any applicable prospectus supplement. Any representation to the contrary is a criminal offense.

Prospectus dated June 3, 2016

We are responsible for the information contained and incorporated by reference in this prospectus. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing an automatic shelf registration process. Under this shelf process, we may periodically sell the securities described in this prospectus in one or more offerings. This prospectus provides a general description of our common stock, preferred stock, debt securities, depositary shares, warrants, purchase contracts and units that we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information, including information about us, contained in this prospectus. Therefore, before making your investment decision, you should carefully read:

•	this prospectus;

•	any applicable prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus; and

•	the documents referred to in “Where You Can Find More Information” on page 62 for information about us, including our financial statements.

References to “we,” “us,” “our,” the “Company” and “American Tower” are references to American Tower Corporation and its consolidated subsidiaries, unless it is clear from the context that we mean only American Tower Corporation. References herein to our predecessor corporation are references to American Tower Corporation prior to December 31, 2011, the effective date of the merger of American Tower Corporation with and into its wholly owned subsidiary, American Tower REIT Inc. (the surviving company, which was renamed American Tower Corporation after the merger).

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference contain statements about future events and expectations, or forward-looking statements, all of which are inherently uncertain. We have based those forward-looking statements on our current expectations and projections about future results. When we use words such as “anticipates,” “intends,” “plans,” “believes,” “estimates,” “expects,” or similar expressions, we do so to identify forward-looking statements. Examples of forward-looking statements include statements we make regarding future prospects of growth in the communications site leasing industry, the effects of consolidation among companies in our industry and among our tenants and other competitive pressures, the level of future expenditures by companies in this industry and other trends in this industry, changes in zoning, tax and other laws and regulations, our substantial leverage and debt service obligations, our ability to maintain or increase our market share, our future operating results, economic, political and other events, particularly those relating to our international operations, our ability to remain qualified for taxation as a real estate investment trust for U.S. federal income tax purposes (“REIT”), our plans to fund our future liquidity needs, the amount and timing of any future distributions including those we are required to make as a REIT, our future financing transactions, our ability to protect our rights to the land under our towers, our future capital expenditure levels and natural disasters and similar events. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. These assumptions could prove inaccurate.

You should keep in mind that any forward-looking statement we make in this prospectus, any prospectus supplement, the documents incorporated by reference or elsewhere speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. In any event, these and other important factors, including those set forth under the caption “Risk Factors” in a prospectus supplement and the documents incorporated by reference, may cause actual results to differ materially from those indicated by our forward-looking statements. We have no duty, and do not intend, to update or revise the forward-looking statements we make in this prospectus, any prospectus supplement, the documents incorporated by reference or elsewhere, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the future events or circumstances described in any forward-looking statement we make in this prospectus, any prospectus supplement, the documents incorporated by reference or elsewhere might not occur.

AMERICAN TOWER CORPORATION

American Tower Corporation was created as a subsidiary of American Radio Systems Corporation in 1995 to own, manage, develop and lease communications and broadcast tower sites, and was spun off into a free-standing public company in 1998. Since inception, we have grown our communications real estate portfolio through acquisitions, long-term lease arrangements, development and construction, and through mergers with, and acquisitions of, other tower operators.

To effect our conversion to a REIT for federal income tax purposes, effective December 31, 2011, American Tower Corporation merged with and into its wholly owned subsidiary, American Tower REIT, Inc. American Tower REIT, Inc., the surviving corporation, was renamed American Tower Corporation and, since January 1, 2012, has qualified as a REIT for federal income tax purposes.

American Tower Corporation is a holding company, and we conduct our operations through our directly and indirectly owned subsidiaries and joint ventures. Our principal domestic operating subsidiaries are American Towers LLC and SpectraSite Communications, LLC. We conduct our international operations primarily through our subsidiary, American Tower International, Inc., which in turn conducts operations through its various international operating subsidiaries and joint ventures.

Our principal executive office is located at 116 Huntington Avenue, Boston, Massachusetts 02116. Our main telephone number at that address is (617) 375-7500.

RISK FACTORS

Investing in the offered securities involves risks. Before deciding to invest in our securities, you should carefully consider the discussion of risks and uncertainties under the heading “Risk Factors” contained in any applicable prospectus supplement and in the documents that are incorporated by reference in this prospectus. See the section entitled “Where You Can Find More Information” on page 62.

USE OF PROCEEDS

Except as otherwise set forth in a prospectus supplement, we intend to use the net proceeds from any sale of the securities described in this prospectus for our general corporate purposes, which may include financing possible acquisitions, refinancing our indebtedness and repurchasing our common stock. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the indicated periods:

	Year Ended December 31,					Three Months Ended March 31,
	2011	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges (1)	2.19x	2.32x	1.89x	2.11x	1.99x	2.38x
Ratio of earnings to combined fixed charges and preferred stock dividends (2)	2.19x	2.32x	1.89x	2.05x	1.80x	2.12x

(1)	For the purposes of this calculation, “earnings” consists of income from continuing operations before income taxes and income on equity method investments, as well as fixed charges (excluding interest capitalized and amortization of interest capitalized). “Fixed charges” consists of interest expensed and capitalized, amortization of debt discounts, premiums and related issuance costs and the component of rental expense associated with operating leases believed by management to be representative of the interest factor thereon.
(2)	The Company had no preferred stock outstanding for the years ended December 31, 2011, 2012 and 2013; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, debt securities, depositary shares, warrants, purchase contracts and units that we or selling securityholders may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in a related prospectus supplement, if necessary.

DESCRIPTION OF COMMON STOCK

We may periodically issue shares of our common stock or other securities that can be exercised, converted or exchanged into shares of our common stock. The description below summarizes the general terms of our common stock. This section is a summary, and it does not describe every aspect of our common stock. This summary is subject to, and qualified in its entirety by, reference to the provisions of our Restated Certificate of Incorporation (“Certificate of Incorporation”) and our Amended and Restated By-Laws (“By-Laws”).

Authorized Shares

As of the date of this prospectus, we are authorized to issue up to one billion (1,000,000,000) shares of common stock with one cent ($0.01) par value per share.

Voting Rights

With respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of common stock are entitled to one (1) vote in person or by proxy for each share of common stock outstanding in the name of such stockholders on the record of stockholders. Generally, all matters to be voted on by stockholders must be approved by a majority (or by a plurality in the case of election of directors where the number of candidates nominated for election exceeds the number of directors to be elected) of the votes entitled to be cast by all shares of common stock present in person or by proxy.

Dividends and Other Distributions

Subject to applicable law and rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over the common stock with respect to the payment of dividends and other distributions, dividends and other distributions may be declared and paid on the common stock from time to time and in amounts as our board of directors may determine. We pay regular dividends and other distributions, but the amount, timing and frequency of any distribution are at the sole discretion of our board of directors. Dividends and other distributions are declared based upon various factors, including without limitation distributions required to maintain our qualification for taxation as a REIT. The loan agreements for our credit facilities contain covenants that restrict our ability to pay dividends and other distributions unless certain financial covenants are satisfied.

Liquidation Rights

Upon our liquidation, dissolution or winding up, whether voluntarily or involuntarily, the holders of common stock are entitled to share ratably in all assets available for distribution after payment in full to creditors and payment in full to holders of preferred stock then outstanding of any amount required to be paid to them. Neither the merger, consolidation or business combination of American Tower with or into any other entity in which our stockholders receive capital stock and/or other securities (including debt securities) of the surviving entity (or the direct or indirect parent entity thereof), nor the sale, lease or transfer by us of any part of our business and assets, nor the reduction of our capital stock, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up.

Other Provisions

The holders of common stock have no preemptive, subscription or redemption rights and are not entitled to the benefit of any sinking fund. The shares of common stock presently outstanding are validly issued, fully paid and nonassessable.

We may not subdivide, combine, or pay or declare any stock dividend on, the outstanding shares of common stock unless all outstanding shares of common stock are subdivided or combined or the holders of common stock receive a proportionate dividend.

Restrictions on Ownership and Transfer

For us to comply with and have maximum business flexibility under the Federal Communications Laws (defined in our Certificate of Incorporation and including the Communications Act of 1934, as amended), and for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), our Certificate of Incorporation contains restrictions on stock ownership and stock transfers. These ownership and transfer restrictions could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interests of the stockholders.

Federal Communications Laws Restrictions. Our Certificate of Incorporation permits us to restrict the ownership or proposed ownership of shares of our stock if that ownership or proposed ownership (i) is or could be inconsistent with, or in violation of, Federal Communications Laws (as defined in our Certificate of Incorporation); (ii) limits or impairs, or could limit or impair, our business activities or proposed business activities under the Federal Communications Laws; or (iii) subjects or could subject us to CFIUS Review (as defined in our Certificate of Incorporation) or to any provision of the Federal Communications Laws, including those requiring any review, authorization or approval, to which we would not be subject but for that ownership or proposed ownership, including, without limitation, Section 310 of the Communications Act and regulations relating to foreign ownership, multiple ownership or cross-ownership (clauses (i) through (iii) above are collectively referred to as FCC Regulatory Limitations). We reserve the right to require any person to whom a FCC Regulatory Limitation may apply to promptly furnish to us such information (including, without limitation, information with respect to the citizenship, other ownership interests and affiliations) as we may request. If such person fails to furnish all of the information we request, or we conclude that such person’s ownership or proposed ownership of our stock, or the exercise by such person of any rights of stock ownership in connection with our stock, may result in a FCC Regulatory Limitation, we reserve the right to:

•	refuse to permit the transfer of shares of our common stock and/or preferred stock to such person;

•	to the fullest extent permitted by law, suspend those rights of stock ownership the exercise of which may cause the FCC Regulatory Limitation;

•	require the conversion of any or all shares of our preferred stock held by such person into a number of shares of our common stock of equivalent value;

•	redeem the shares of our common stock and/or our preferred stock held by such person pursuant to the procedures set forth below; and/or

•

exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such person, with a view toward obtaining the information or preventing or curing any situation that may cause a FCC Regulatory Limitation.

The following procedures apply to the redemption of such person’s shares of our common stock and/or preferred stock:

•	the redemption price of any redeemed shares of our common stock or preferred stock shall be the fair market value (as defined in our Certificate of Incorporation) of those shares;

•	the redemption price may be paid in cash or any other of our debt or equity securities or any combination thereof;

•

the board of directors in its sole discretion may decide to only redeem some (and not all) of such person’s shares, which may include the selection of the most recently purchased or acquired shares, selection by lot or selection by such other manner as the board of directors may determine;

•

we must provide at least 15 days’ prior written notice of the date on which we plan to effect the redemption (unless waived by such person); provided, that the redemption date may be the date on which written notice is given to such person if the cash (or any other of our debt or equity securities) necessary to effect the redemption has been deposited in trust for the benefit of such person and is subject to immediate withdrawal by such person upon surrender of the stock certificates for the redeemed shares;

•

from and after the date of the redemption, any and all rights relating to the redeemed shares shall cease and terminate and such person shall only possess the right to obtain cash (or such other of our debt or equity securities) payable upon the redemption; and

•	such other terms and conditions as the board of directors may determine.

REIT Restrictions. For us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In addition, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities) during the last half of a taxable year. To ensure that these ownership requirements and other requirements for continued qualification as a REIT are met and to otherwise protect us from the consequences of a concentration of ownership among our stockholders, our Certificate of Incorporation contains provisions restricting the ownership or transfer of shares of our stock.

The relevant sections of our Certificate of Incorporation provide that, subject to the exceptions and the constructive ownership rules described below, no person (as defined in our Certificate of Incorporation) may beneficially or constructively own more than 9.8% in value of our aggregate outstanding stock, or more than 9.8% in value or number (whichever is more restrictive) of the outstanding shares of any class or series of our stock. We refer to these restrictions as the “ownership limits.”

The applicable constructive ownership rules under the Code are complex and may cause stock owned, actually or constructively, by a group of related individuals or entities to be treated as owned by one individual or entity. As a result, the acquisition of less than 9.8% in value of our aggregate outstanding stock or less than 9.8% in value or number of our outstanding shares of any class or series of stock (including through the acquisition of an interest in an entity that owns, actually or constructively, any class or series of our stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own, constructively or beneficially, in excess of 9.8% in value of our aggregate outstanding stock or 9.8% in value or number of our outstanding shares of any class or series of stock.

In addition to the ownership limits, our Certificate of Incorporation prohibits any person from actually or constructively owning shares of our stock to the extent that such ownership would cause any of our income that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such.

The board of directors may, in its sole discretion, exempt a person from the ownership limits and certain other REIT limits on ownership and transfer of our stock described above, and may establish a different limit on ownership for that person. However, the board of directors may not exempt any person whose ownership of outstanding stock in violation of these limits would result in our failing to qualify as a REIT. In order to be considered by the board of directors for an exemption or a different limit on ownership, a person must make such representations and undertakings as are reasonably necessary to ascertain that the person’s beneficial or constructive ownership of our stock will not now or in the future jeopardize our ability to qualify as a REIT and must agree that any violation or attempted violation of those representations or undertakings (or other action that is contrary to the ownership limits and certain other REIT limits on ownership and transfer of our stock described above) will result in the shares of stock being automatically transferred to a trust as described below. As a condition of its waiver, the board of directors may require an opinion of counsel or United States Internal Revenue Service (“IRS”) ruling satisfactory to it with respect to our qualification as a REIT and may impose such other conditions as it deems appropriate in connection with the granting of the exemption or different limit on ownership.

In connection with the waiver of the ownership limits or at any other time, the board of directors may from time to time increase the ownership limits for one or more persons and decrease the ownership limits for all other persons; provided that the new ownership limits may not, after giving effect to such increase and under certain assumptions stated in our Certificate of Incorporation, result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interests are held during the last half of a taxable year). Reduced ownership limits will not apply to any person whose percentage ownership of our aggregate outstanding stock or of the shares of a class or series of our stock, as applicable, is in excess of such decreased ownership limits until such time as that person’s percentage of our aggregate outstanding stock or of the shares of a class or series of stock, as applicable, equals or falls below the decreased ownership limits, but any further acquisition of shares of our stock or of a class or series of our stock, as applicable, in excess of such percentage ownership of shares of stock or of a class or series of stock will be in violation of the ownership limits.

Our Certificate of Incorporation further prohibits:

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any person from transferring shares of our stock if the transfer would result in our aggregate outstanding stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution); and

•	any person from beneficially or constructively owning shares of our stock if that ownership would result in our failing to qualify as a REIT.

The foregoing provisions on transferability and ownership will not apply if the board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Any person who acquires, or attempts or intends to acquire, beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other foregoing restrictions on transferability and ownership will be required to give notice to us immediately (or, in the case of a proposed or attempted transaction, at least 15 days prior to the transaction) and provide us with such other information as we may request in order to determine the effect, if any, of the transfer on our qualification as a REIT.

Pursuant to our Certificate of Incorporation, if there is any purported transfer of our stock or other event or change of circumstances that, if effective or otherwise, would violate any of the restrictions described above, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of a designated charitable beneficiary, except that any transfer that results in the violation of the restriction relating to our stock being beneficially owned by fewer than 100 persons will be automatically void and of no force or effect. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event or change of circumstances that requires the transfer to the trust. We refer below to the person that would have owned the shares if they had not been transferred to the trust as the purported transferee. Any ordinary dividend paid to the purported transferee prior to our discovery that the shares had been automatically transferred to a trust as described above must be repaid to the trustee upon demand. Our Certificate of Incorporation also provides for adjustments to the entitlement to receive extraordinary dividends and other distributions as between the purported transferee and the trust. If the transfer to the trust as described above is not automatically effective for any reason, to prevent violation of the applicable restriction contained in our Certificate of Incorporation, the transfer of the excess shares will be automatically void and of no force or effect.

Shares of our stock transferred to the trustee are deemed to be offered for sale to us or our designee at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other similar transaction), the market price on the day of the event and (ii) the market price on the date we accept, or our designee accepts, the offer. We have the right to accept the offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported transferee, except that the trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that we paid to the purported transferee prior to our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the charitable beneficiary, and any ordinary dividends held by the trustee with respect to the stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, as soon as reasonably practicable (and, if the shares are listed on a national securities exchange, within 20 days) after receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity who could own the shares without violating the restrictions described above. Upon such a sale, the trustee must distribute to the purported transferee an amount equal to the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust, and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that we paid to the purported transferee before our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the charitable beneficiary, together with any ordinary dividends held by the trustee with respect to such stock. In addition, if prior to discovery by us that shares of stock have been transferred to a trust, the shares of stock are sold by a purported transferee, then the shares will be deemed to have been sold on behalf of the trust and, to the extent that the purported transferee received an amount for or in respect of the shares that exceeds the amount that the purported transferee was entitled to receive as described above, the excess amount will be paid to the trustee upon demand. The purported transferee has no rights in the shares held by the trustee.

The trustee will be indemnified by us or from the proceeds of sales of stock in the trust for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under our Certificate of Incorporation. The trustee will also be entitled to reasonable compensation for services provided as determined by agreement between the trustee and the board of directors, which compensation may be funded by us or the trust. If we pay any such indemnification or compensation, we are entitled on a first priority basis (subject to the trustee’s indemnification and compensation rights) to be reimbursed from the trust. To the extent the trust funds any such indemnification and compensation, the amounts available for payment to a purported transferee (or the charitable beneficiary) would be reduced.

The trustee will be designated by us and must be unaffiliated with us and with any purported transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all distributions paid by us with respect to the shares, and may also exercise all voting rights with respect to the shares.

Subject to the General Corporation Law of the State of Delaware (the “DGCL”), effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust.

However, if we have already taken corporate action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors determines that a proposed or purported transfer would violate the restrictions on ownership and transfer of our stock set forth in our Certificate of Incorporation, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent the violation, including but not limited to, causing us to repurchase shares of our stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Following the end of each REIT taxable year, every owner of 5% or more (or such lower percentage as required by the Code or the Treasury regulations promulgated thereunder) of the outstanding shares of any class or series of our stock, must, upon request, provide us written notice of the person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide us with such additional information as we may request in order to determine the effect, if any, of such owner’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each beneficial owner or constructive owner of our stock, and any person (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner will, upon demand, be required to provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

As noted above, the rights, preferences and privileges of the holders of our common stock may be affected by the rights, preferences and privileges granted to holders of preferred stock. Because our board of directors will have the power to establish the preferences and rights of each series of preferred stock, it may afford the stockholders of any series of preferred stock preferences, powers and rights senior to the rights of holders of shares of our common stock that could have the effect of delaying, deferring or preventing a change in control of American Tower. See “Description of Preferred Stock” for more information about our preferred stock.

Certain Anti-Takeover Provisions

Delaware Business Combination Provisions

We are subject to the provisions of Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination or the transaction in which the stockholder became an interested stockholder is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years owned, 15% or more of the corporation’s voting stock.

Certain Provisions of our Certificate of Incorporation and By-Laws

Our By-Laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election of directors, other than nominations made by, or at the direction of, our board of directors. These procedures may impede stockholders’ ability to bring matters before a meeting of stockholders or make nominations for directors at a meeting of stockholders.

Our Certificate of Incorporation includes provisions eliminating the personal liability of our directors to the fullest extent permitted by the DGCL and indemnifying our directors and officers to the fullest extent permitted by the DGCL. The limitation of liability and indemnification provisions in our Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. In addition, the value of investments in our securities may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Our Certificate of Incorporation provides that any or all of the directors may be removed at any time, either with or without cause, by a vote of a majority of the shares outstanding and entitled to vote. This provision may delay or prevent our stockholders from removing incumbent directors.

The ownership and transfer restrictions contained in our Certificate of Incorporation, and described above, may have the effect of inhibiting or impeding a change in control.

Our Certificate of Incorporation and our By-Laws provide that our By-Laws may be altered, amended, changed or repealed by (i) the approval or consent of not less than a majority of the total outstanding shares of stock entitled to vote generally in the election of directors or (ii) a majority of the entire board of directors.

Certain Provisions of our Debt Obligations

Change of control and merger, consolidation and asset sale provisions in our indentures for our outstanding notes and loan agreements for our credit facilities may discourage a takeover attempt. These provisions may make acquiring us more difficult.

Listing of Common Stock

Our common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “AMT.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Inc., P.O. Box 43006, Providence, RI 02940, (866) 201-5087.

DESCRIPTION OF PREFERRED STOCK

Pursuant to our Certificate of Incorporation, the board of directors is empowered, without any approval of our stockholders, to issue shares of preferred stock in one or more series, to establish the number of shares in each series, and to fix the relative rights, preferences, powers, qualifications, limitations and restrictions of each such series. The prospectus supplement relating to any series of preferred stock we may offer will contain the specific terms of that series, including some or all of the following:

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whether the shares of the series are redeemable, and if so, the prices at which, and the terms and conditions on which, the shares may be redeemed, including the date or dates upon or after which the shares will be redeemable and the amount per share payable in case of redemption;

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whether shares of the series will be entitled to receive dividends or other distributions and, if so, the distribution rate on the shares, any restriction, limitation or condition upon the payment of the dividends or other distributions, whether dividends or other distributions will be cumulative, and the dates on which dividends or other distributions are payable;

•	any preferential amount payable upon shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of American Tower;

•	whether and the extent to which the series will be guaranteed;

•

whether the shares of the series are convertible, or exchangeable for, shares of any other class or classes of stock or of any other series of stock, or any other securities of American Tower, and if so, the terms and conditions of such conversion or exchange, including price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted or exchanged into other securities;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	terms and conditions of the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting power, if any, of shares of the series; and

•	any other relative rights, preferences or limitations.

As of the date of this prospectus, we are authorized to issue up to twenty million (20,000,000) shares of preferred stock, par value $0.01 per share, and have two series of preferred stock outstanding: six million (6,000,000) shares of 5.25% Mandatory Convertible Preferred Stock, Series A, and one million three-hundred seventy-five thousand (1,375,000) shares of 5.50% Mandatory Convertible Preferred Stock, Series B. Some of the provisions described in the section “Description of Common Stock—Restrictions on Ownership and Transfer” may also apply to any shares of preferred stock we issue.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms that will apply to any debt securities that we may offer pursuant to this prospectus and an applicable prospectus supplement. The specific terms of any offered debt securities, and the extent to which the general terms described in this section apply to these debt securities, will be described in the applicable prospectus supplement at the time of the offering. The prospectus supplement, which we will file with the SEC, may or may not modify the general terms found in this prospectus. For a complete description of any series of debt securities, you should read both this prospectus and the prospectus supplement that applies to that series of debt securities.

In this section, the terms “we,” “our,” “us” and “American Tower” refer solely to American Tower Corporation (and not to any of its affiliates, including subsidiaries). As used in this prospectus, “debt securities” means the debentures, notes, bonds and other evidences of indebtedness offered pursuant to this prospectus and an applicable prospectus supplement and authenticated by the relevant trustee and delivered under the applicable indenture.

We may issue senior debt securities under an indenture dated as of May 13, 2010 between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “2010 Indenture”) or under an indenture dated as of May 23, 2013 between us and U.S. Bank National Association, as trustee (the “2013 Indenture”). The 2010 Indenture and the 2013 Indenture are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. We may issue subordinated debt under a separate indenture to be entered into between us and U.S. Bank National Association, as trustee, as supplemented from time to time. This indenture, as supplemented, is referred to in this prospectus as the “Subordinated Indenture.” References to the “indenture” in this prospectus refer to the 2010 Indenture, the 2013 Indenture or the Subordinated Indenture, as applicable.

References to the “trustee” in this prospectus refer to The Bank of New York Mellon Trust Company, N.A. when used in connection with the 2010 Indenture, and to U.S. Bank National Association when used in connection with the 2013 Indenture and the Subordinated Indenture. If a different trustee or a different indenture for a series of debt securities is used, those details will be provided in a prospectus supplement and the forms of any other indentures will be filed with the SEC at the time they are used.

We have summarized below the material provisions of the indenture and the debt securities, and indicated which material provisions will be described in an applicable prospectus supplement. For further information, you should read the indenture. The following summary is qualified in its entirety by the provisions of the indenture, including the provisions made part thereof by reference to the Trust Indenture Act of 1939, as amended.

General

The debt securities that we may offer under the indenture are not limited in aggregate principal amount. We may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of our board of directors or a committee appointed by our board of directors or in a supplement to the indenture relating to that series.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of that series, except for the date of original issuance and the offering price, and will be consolidated with, and form a single series with, those outstanding debt securities.

The prospectus supplement relating to any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered and will contain the specific terms of that series. These terms may include the following:

•	the title of the series;

•	any limit upon the aggregate principal amount of the series;

•	the date or dates on which each of the principal of and premium, if any, on the securities of the series is payable and the method of determination thereof;

•

the rate or rates at which the securities of the series will bear interest, if any, or the method of calculating such rate or rates of interest, the date or dates from which interest will accrue or the method by which the date or dates will be determined, the interest payment dates on which any interest will be payable and the record date, if any;

•	the place or places where the principal of (and premium, if any) and interest, if any, on securities of the series will be payable;

•	the place or places where the securities may be exchanged or transferred;

•

the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, securities of the series may be redeemed, in whole or in part, at our option, if we are to have that option with respect to the applicable series;

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our obligation, if any, to redeem or purchase securities of the series in whole or in part pursuant to any sinking fund or analogous provision or upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the other terms and conditions upon which securities of the series will be redeemed or purchased, in whole or in part, pursuant to such an obligation;

•	if other than denominations of $2,000 and multiples of $1,000 thereafter, the denominations in which securities of the series are issuable;

•

if other than U.S. dollars, the currency or currencies (including currency unit or units) in which payments of principal of (and premium, if any) and interest, if any, on the securities of the series will or may be payable, or in which the securities of the series will be denominated, and the particular provisions applicable thereto;

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if the payments of principal of (and premium, if any), or interest, if any, on the securities of the series are to be made, at our or a holder’s election, in a currency or currencies (including currency unit or units) other than that in which the securities are denominated or designated to be payable, the currency or currencies (including currency unit or units) in which the payments are to be made, the terms and conditions of the payments and the manner in which the exchange rate with respect to the payments will be determined, and the particular provisions applicable thereto;

•

if the amount of payments of principal of (and premium, if any) and interest, if any, on the securities of the series will be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on a currency or currencies (including currency unit or units) other than that in which the securities of the series are denominated or designated to be payable), the index, formula or other method by which those amounts will be determined;

•	whether, and the terms and conditions upon which, the securities of the series may or must be converted into our securities or exchanged for our securities or those of another enterprise;

•

if other than the principal amount thereof, the portion of the principal amount of securities of the series which will be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default or the method by which that portion will be determined;

•

any modifications of or additions to the events of default or covenants with respect to securities of the series, or any modifications of or additions to subordination provisions with respect to the subordinated debt securities;

•	whether the securities of the series will be subject to legal defeasance or covenant defeasance as provided in the indenture;

•	if other than the trustee, the identity of the registrar and any paying agent;

•

if the securities of the series will be issued in whole or in part in global form, (i) the depositary for the global securities, (ii) the form of any legend that will be borne by the global securities, (iii) whether beneficial owners of interests in any securities of the series in global form may exchange those interests for certificated securities of that series and of like tenor of any authorized form and denomination and (iv) the circumstances under which any such exchange may occur; and

•	any other terms of the series.

Interest

Unless otherwise indicated in the applicable prospectus supplement, if any payment date with respect to debt securities falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

Ranking

The senior debt securities will be our direct, unconditional, unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured senior obligations. However, the senior debt securities will be effectively junior to all of our secured obligations to the extent of the value of the assets securing those obligations. The debt securities will also be structurally subordinated to all liabilities, including trade payables and lease obligations, of our subsidiaries. The subordinated debt securities will be our direct, unconditional, unsecured and subordinated obligations and will be junior in right of payment to our existing and future senior obligations. The extent of subordination of the subordinated debt securities will be described below under “–Additional Provisions Applicable to Subordinated Debt Securities – Subordination of Subordinated Debt Securities,” or as described in an accompanying prospectus supplement.

Covenants

Except as described below or in the prospectus supplement with respect to any series of debt securities, neither we nor our subsidiaries are restricted by the indenture from paying dividends or making distributions on our or their capital stock or purchasing or redeeming our or their capital stock. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, with certain exceptions, the indenture does not contain any covenants or other provisions that would limit our or our subsidiaries’ right to incur additional indebtedness or limit the amount of additional indebtedness, including senior or secured indebtedness that we can create, incur, assume or guarantee.

Unless otherwise indicated in the applicable prospectus supplement, covenants contained in the indenture will be applicable to the series of debt securities to which the prospectus supplement relates so long as any of the debt securities of that series are outstanding.

Reporting

The indenture provides that we will furnish to the trustee, within 15 days after we are required to file such annual and quarterly reports, information, documents and other reports with the SEC, copies of our annual report and of the information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will also comply with the other provisions of Section 314(a) of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate or merge with or into, or sell or convey all or substantially all of our assets in any one transaction or series of related transactions to another person, unless:

•

either we are the resulting, surviving or transferee corporation, or our successor is a corporation organized under the laws of the United States, any state or the District of Columbia and expressly assumes by supplemental indenture all of our obligations under the indenture and all the debt securities; and

•	immediately after giving effect to the transaction, no default or event of default has occurred and is continuing.

The term “default” for the purpose of this provision means any event that is, or with the passage of time or the giving of notice or both would become, an event of default.

Except in the case of a lease of all or substantially all of our assets, the successor will be substituted for us in the indenture with the same effect as if it had been an original party to such indenture. Thereafter, the successor may exercise our rights and powers under the indenture.

Events of Default, Notice and Waiver

In the indenture, the term “event of default” with respect to debt securities of any series means any of the following:

•	failure by us to pay interest, if any, on the debt securities of that series for 30 days after the date payment is due and payable;

•	failure by us to pay principal of or premium, if any, on the debt securities of that series when due, at maturity, upon any redemption, by declaration or otherwise;

•	failure by us to comply with other covenants in the indenture or the debt securities of that series for 90 days after notice that compliance was required; and

•	certain events of bankruptcy or insolvency of us or any of our significant subsidiaries.

The term “significant subsidiaries” for the purpose of this provision means any of our subsidiaries that would be a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X of the Securities Act of 1933, as amended (the “Securities Act”).

If an event of default (other than relating to certain events of bankruptcy or insolvency of us or breach of our reporting obligation) has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series may declare the entire principal of all the debt securities of the affected series to be due and payable immediately.

If an event of default relating to certain events of bankruptcy or insolvency of us occurs and is continuing, then the principal amount of all of the outstanding debt securities and any accrued interest thereon will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The holders of not less than a majority in aggregate principal amount of the debt securities of any series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the debt securities of that series, except a continuing default or event of default in the payment of principal of, or interest or premium, if any, on the debt securities of the affected series.

The indenture imposes limitations on suits brought by holders of debt securities of any series against us. Except for actions for payment of overdue principal or interest, no holder of a debt security of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of an event of default and the continuance of that event of default;

•	the holder or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have requested that the trustee pursue the remedy;

•

such holder or holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee has not instituted the action within 60 days of the receipt of such notice, request and offer of indemnity; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of that series.

We will be required to file annually with the trustee a certificate, signed by two officers of our company, stating whether or not the officers know of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Notwithstanding the foregoing, the sole remedy for any breach of our obligation under the indenture to file or furnish reports or other financial information pursuant to section 314(a)(1) of the Trust Indenture Act (or as otherwise required by the indenture) shall be the payment of liquidated damages, and the holders will not have any right under the indenture to accelerate the maturity of the debt securities of the affected series as a result of any such breach. If any such breach continues for 90 days after notice thereof is given in accordance with the indenture, we will pay liquidated damages to all the holders of the debt securities of that series at a rate per annum equal to (i) 0.25% per annum of the principal amount of the debt securities of that series from the 90th day following such notice to but not including the 180th day following such notice (or such earlier date on which the event of default relating to the reporting obligations referred to in this paragraph shall have been cured or waived) and (ii) 0.50% per annum of the principal amount of the debt securities of that series from the 180th day following such notice to but not including the 365th day following such notice (or such earlier date on which the event of default relating to the reporting obligations referred to in this paragraph shall have been cured or waived). On such 365th day (or earlier, if the event of default relating to the reporting obligations referred to in this paragraph shall have been cured or waived prior to such 365th day), such additional interest will cease to accrue, and the debt securities of that series will be subject to acceleration as provided above if the event of default is continuing. The provisions of the indenture described in this paragraph will not affect the rights of the holders of the debt securities of any series in the event of the occurrence of any other event of default.

Modification and Waiver

Except as provided in the two succeeding paragraphs, the indenture provides that we and the trustee thereunder may, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of any series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities of that series), voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities of that series.

We and the trustee may amend or supplement the indenture or the debt securities of any series without the consent of any holder to:

•	secure the debt securities of any series;

•

evidence the assumption by a successor corporation of our obligations under the indenture and the debt securities of any series in the case of a merger, amalgamation, consolidation or sale of all or substantially all of our assets;

•	add covenant(s) or events of default(s) for the protection of the holders of all or any series of debt securities;

•

cure any ambiguity or correct any defect or inconsistency in the indenture or make any other provisions as we may deem necessary or desirable; provided, however, that no such provisions will materially adversely affect the interests of the holders of any debt securities;

•	evidence and provide for the acceptance of appointment by a successor trustee in accordance with the indenture;

•

provide for uncertificated debt securities in addition to, or in place of, certificated debt securities of any series in a manner that does not materially and adversely affect any holders of the debt securities of that series;

•

conform the text of the indenture or the debt securities of any series to any provision of this “Description of Debt Securities” or “Description of Securities” in the prospectus supplement for that series to the extent that the provision in that description was intended to be a verbatim recitation of a provision of the indenture or the debt securities of that series;

•	provide for the issuance of additional debt securities of any series in accordance with the limitations set forth in the indenture as of the date of the indenture;

•

make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities or that does not adversely affect the legal rights under the indenture of any such holder or any holder of a beneficial interest in the debt securities of that series;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	establish the form or terms of debt securities of any series as permitted by the indenture;

•	secure our obligations in respect of the debt securities of any series;

•

in the case of convertible or exchangeable debt securities of any series, subject to the provisions of the supplemental indenture for that series, to provide for conversion rights, exchange rights and/or repurchase rights of holders of that series in connection with any reclassification or change of our common stock or in the event of any amalgamation, consolidation, merger or sale of all or substantially all of the assets of us or our subsidiaries substantially as an entirety occurs;

•	in the case of convertible or exchangeable debt securities of any series, to reduce the conversion price or exchange price applicable to that series;

•

in the case of convertible or exchangeable debt securities of any series, to increase the conversion rate or exchange ratio in the manner described in the supplemental indenture for that series, provided that the increase will not adversely affect the interests of the holders of that series in any material respect; or

•	any other action to amend or supplement the indenture or the debt securities of any series as described in the prospectus supplement with respect to that series of debt securities.

We and the trustee may not, without the consent of the holder of each outstanding debt security affected thereby:

•	change the final maturity of any debt security;

•	reduce the aggregate principal amount on any debt security;

•	reduce the rate or amend or modify the calculation, or time of payment, of interest, including defaulted interest on any debt security;

•

reduce or alter the method of computation of any amount payable on any debt security upon redemption, prepayment or purchase of any debt security or otherwise alter or waive any of the provisions with respect to the redemption of any debt security, or waive a redemption payment with respect to any debt security;

•	change the currency in which the principal of, or interest or premium, if any, on any debt security is payable;

•

impair the right to institute suit for the enforcement of any payment on any debt security when due, or otherwise make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of any debt security to receive payments of principal of, or premium, if any, or interest on any debt security;

•

modify the provisions of the indenture with respect to modification and waiver (including waiver of certain covenants, waiver of a default or event of default in respect of debt securities of any series), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder;

•

reduce the percentage of principal amount of outstanding debt securities of any series whose holders must consent to an amendment, supplement or waiver of the indenture or the debt securities of that series;

•	change the ranking provisions of the Subordinated Indenture in a manner adverse to the holders of debt securities issued thereunder in any material respect;

•

impair the rights of holders of debt securities of any series that are exchangeable or convertible to receive payment or delivery of any consideration due upon the conversion or exchange of the debt securities of that series; or

•

any other action to modify or amend the indenture or the debt securities of any series as may be described in the prospectus supplement with respect to that series of debt securities as requiring the consent of each holder affected thereby.

Defeasance

The indenture provides that we will be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of the debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and to pay the principal of and interest, if any, on those debt securities), upon the deposit with the applicable trustee, in trust, of money and/or U.S. government obligations, which through the payment of interest and principal of the U.S. government obligations in accordance with their terms will provide money in an amount sufficient to pay any installment of principal and premium, if any, and interest, if any, on the debt securities of that series on the stated maturity date thereof in accordance with the terms of the indenture and the debt securities of that series. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel reasonably satisfactory to the trustee to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the IRS, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to the holders. For the avoidance of doubt, such an opinion would require a change in current U.S. tax law.

We may also omit to comply with the restrictive covenants, if any, of any particular series of debt securities, other than our covenant to pay the amounts due and owing with respect to that series. Any such omission will not be an event of default with respect to the debt securities of that series, upon the deposit with the applicable trustee, in trust, of money and/or U.S. government obligations, which through the payment of interest and principal of the U.S. government obligations in accordance with their terms will provide money in an amount sufficient to pay any installment of principal and premium, if any, and interest, if any, on the debt securities of that series on the stated maturity date thereof in accordance with the terms of the indenture and the debt securities of that series. Our obligations under the indenture and the debt securities of that series other than with respect to those covenants will remain in full force and effect. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel to the effect that such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to the holders.

Satisfaction and Discharge

At our option, we may satisfy and discharge the indenture with respect to the debt securities of any series (except for specified obligations of the trustee and ours, including, among others, the obligations to apply money held in trust) when:

•

either (a) all debt securities of that series previously authenticated under the indenture have been delivered to the trustee for cancellation or (b) all debt securities of that series not yet delivered to the trustee for cancellation (i) have become due and payable by reason of the mailing of a notice of redemption or otherwise or (ii) will become due and payable within one year, and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders an amount sufficient to pay and discharge the entire indebtedness on debt securities of that series;

•

no default or event of default with respect to debt securities of that series has occurred or is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of any other instrument to which we are bound;

•	we have paid or caused to be paid all other sums payable by us under the indenture and any applicable supplemental indenture with respect to the debt securities of that series;

•

we have delivered irrevocable instructions to the trustee to apply the deposited funds toward the payment of securities of that series at the stated maturity date or the redemption date, as applicable; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the indenture as to that series have been satisfied.

Unclaimed Money

If money deposited with the trustee or paying agent for the payment of principal of, premium or accrued and unpaid interest, if any, on debt securities remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish in a newspaper of general circulation in the City of New York, or mail to each holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of debt securities entitled to the money must look to us for payment, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

Purchase and Cancellation

The registrar and paying agent will forward to the trustee any debt securities surrendered to them for transfer, exchange or payment, and the trustee will promptly cancel those debt securities in accordance with its customary procedures. We will not issue new debt securities to replace debt securities that we have paid or delivered to the trustee for cancellation or that any holder has converted.

We may, to the extent permitted by law, purchase debt securities in the open market or by tender offer at any price or by private agreement. We may, at our option and to the extent permitted by law, reissue, resell or surrender to the trustee for cancellation any debt securities we purchase in this manner; provided that we not reissue or resell those debt securities if upon reissuance or resale, they would constitute “restricted securities” within the meaning of Rule 144 under the Securities Act. Debt securities surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled.

Replacement of Debt Securities

We will replace mutilated, lost, destroyed or stolen debt securities at the holder’s expense upon delivery to the trustee of the mutilated debt securities or evidence of the loss, destruction or theft of the debt securities satisfactory to the trustee and us. In the case of a lost, destroyed or stolen debt security, we or the trustee may require, at the expense of the holder, indemnity satisfactory to us and the trustee.

Book-Entry Issuance

Unless otherwise specified in the applicable prospectus supplement, our debt securities will be book-entry securities that are cleared and settled through the Depositary Trust Company (the “DTC”), a securities depositary. Upon issuance, unless otherwise specified in the applicable prospectus supplement, all book-entry securities of the same series will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of any such securities and will be considered the sole owner of the securities.

Purchasers may only hold interests in the global securities through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary – a bank, brokerage house or other institution that maintains securities accounts for customers – that has an account with DTC or its nominee. DTC will maintain accounts showing the securities holdings of its participants, and these participants will in turn maintain accounts showing the securities holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the “top” and the beneficial owner’s own securities intermediary at the “bottom.”

The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates. The laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

Unless otherwise specified in the prospectus supplement with respect to a series of debt securities, the beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive or paper securities only if:

•	DTC is unwilling or unable to continue as depositary for such global security and we are unable to find a qualified replacement for DTC within 90 days;

•	at any time DTC ceases to be a “clearing agency” registered under the Exchange Act and we are unable to find a qualified replacement for DTC within 90 days;

•	We in our sole discretion decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form; or

•	An event of default has occurred and is continuing under the indenture, and a holder of the securities has requested definitive securities.

Any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form with the same terms, and in the case of debt securities, in an equal aggregate principal amount in denominations of $2,000 and whole multiples of $1,000 (unless otherwise specified in the prospectus supplement). Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions it receives from its participants.

In this prospectus and the applicable prospectus supplement, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC’s procedures.

DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. The rules applicable to DTC and its participants are on file with the SEC.

We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Regarding the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the 2010 Indenture. U.S. Bank National Association is the trustee under the 2013 Indenture.

Except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. The holders of a majority in principal amount of the then outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Pursuant and subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions with us; however, if the trustee acquires any conflicting interest, it would be required to eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. The Bank of New York Mellon Trust Company, N.A. is also the trustee under certain indentures under which our senior debt securities have been issued as well as the trustee under the indenture related to our securitization transaction completed in May 2015. U.S. Bank National Association is also the trustee under the trust and servicing agreement related to our securitization transaction completed in March 2013.

No individual liability of directors, officers, employees, incorporators, stockholders or agents

The indenture provides that none of our past, present or future directors, officers, employees, incorporators, stockholders or agents in their capacity as such will have any liability for any of our obligations under the debt securities of any series or the indenture. Each holder of debt securities of any series by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Governing law

The indenture and debt securities of each series are governed by, and construed in accordance with, the laws of the State of New York.

Additional Provisions Applicable to Subordinated Debt Securities

General

The subordinated debt securities will be our unsecured obligations under the Subordinated Indenture and will be subordinate in right of payment to certain other indebtedness as described below under “Subordination of Subordinated Debt Securities” or in the applicable prospectus supplement. The subordinated debt securities will be effectively subordinated to all of our secured debt, to the extent of the value of the assets securing that debt.

Subordination of Subordinated Debt Securities

Payments on the subordinated debt securities will, as described in the applicable prospectus supplement, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all of our existing and future senior debt. As a result, the subordinated debt securities will be contractually subordinated to all of our senior debt and effectively subordinated to all debt and other obligations of our subsidiaries.

“Senior debt” is defined in the Subordinated Indenture as, with respect to any “person” (as defined in the Subordinated Indenture), the principal of (and premium, if any) and interest on any indebtedness, whether outstanding at the date of the Subordinated Indenture or thereafter created or incurred, which is for:

•	money borrowed by such person;

•	securities, notes, debentures, bonds or other similar instruments issued by such person;

•

obligations of such person evidencing the purchase price of property by such person or a subsidiary of such person, all conditional sale obligations of such person and all obligations of such person under any conditional sale or title retention agreement other than trade accounts payable in the ordinary course of business;

•	obligations, contingent or otherwise, of such person in respect of any letters of credit, bankers’ acceptance, security purchase facilities or similar credit transactions;

•

obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	obligations in respect of any factoring, securitization, sale of receivables or similar transaction;

•	money borrowed by or obligations described in the six preceding bullet points of others and assumed or guaranteed by such person;

•	obligations under performance guarantees, support agreements and other agreements in the nature thereof relating to the obligations of any subsidiary of such person;

•

renewals, extensions, refundings, amendments and modifications of any indebtedness of the kind described in the eight preceding bullet points or of the instruments creating or evidencing the indebtedness, unless, in each case, by the terms of the instrument creating or evidencing the indebtedness or the renewal, extension, refunding, amendment and modification, it is provided that the indebtedness is not senior in right of payment to the subordinated debt securities; and

•	obligations of the type referred to in the preceding bulletpoints of others secured by a lien on the property or asset of such person.

Unless otherwise specified in the applicable prospectus supplement for a particular series of subordinated debt securities, in the event of any distribution of our assets upon dissolution, winding up, liquidation or reorganization, the holders of senior debt shall first be paid in full in respect of principal, premium (if any) and interest before any such payments are made on account of the subordinated debt securities. In addition, in the event that (1) the subordinated debt securities are declared due and payable because of an event of default (other than under the circumstances described in the preceding sentence) and (2) any default has occurred and is continuing in the payment of principal, premium (if any), sinking funds or interest on any senior debt, then no payment shall be made on account of principal, premium (if any), sinking funds or interest on the subordinated debt securities until all such payments due in respect of the senior debt have been paid in full.

By reason of the subordination provisions described above, in the event of liquidation or insolvency, any of our creditors who are not holders of senior debt may recover less, ratably, than holders of senior debt and may recover more, ratably, than holders of the subordinated debt securities.

Deferral of Interest Payments

The terms upon which we may defer payments of interest on subordinated debt securities of any series will be set forth in the relevant prospectus supplement and, to the extent necessary, in the supplemental indenture relating to that series. If any such terms are provided for, an interest payment properly deferred will not constitute a default in the payment of interest.

DESCRIPTION OF DEPOSITARY SHARES

We may issue fractional interests in shares of common or preferred stock, rather than shares of common or preferred stock, with those rights and subject to the terms and conditions that we may specify in a related prospectus supplement. If we do so, we will provide for a depositary (either a bank or trust company depositary that has its principal office in the United States) to issue receipts for depositary shares, each of which will represent a fractional interest in a share of common or preferred stock. The shares of common or preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and the depositary. The prospectus supplement will include the name and address of the depositary. As of the date of this prospectus, we have thirteen million seven hundred fifty thousand (13,750,000) depositary shares outstanding, each representing a 1/10th interest in our 5.50% Mandatory Convertible Preferred Stock, Series B.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities. Each warrant will entitle the holder to purchase for cash the amount of debt or equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in a related prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms will include some or all of the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock or depositary shares. The consideration per share of common stock or preferred stock or per depositary share may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may provide for settlement by delivery by us or on our behalf of shares of the underlying security, or they may provide for settlement by reference or linkage to the value, performance or trading price of the underlying security. The purchase contracts may be issued separately or as part of purchase units consisting of a purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, other purchase contracts or common stock, or other securities or property, securing the holders’ obligations to purchase or sell, as the case may be, the common stock, preferred stock, depository shares or other security or property under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, and these payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the purchase contracts.

The securities related to the purchase contracts may be pledged to a collateral agent for our benefit pursuant to a pledge agreement to secure the obligations of holders of purchase contracts to purchase the underlying security or property under the related purchase contracts. The rights of holders of purchase contracts to the related pledged securities will be subject to our security interest therein created by the pledge agreement. No holder of purchase contracts will be permitted to withdraw the pledged securities related to such purchase contracts from the pledge arrangement.

DESCRIPTION OF UNITS

We may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such of our securities (but not securities of third parties), as specified in a related prospectus supplement.

LEGAL OWNERSHIP

In this prospectus and in any applicable prospectus supplement, when we refer to the “holders” of securities as being entitled to specified rights or payments, we mean only the actual legal holders of the securities. While you will be the holder if you hold a security registered in your name, more often than not the holder actually will be a broker, bank or other financial institution or, in the case of a global security, the depositary. Our obligations, as well as the obligations of the trustee, any transfer agent, any registrar and any third parties employed by us, the trustee, any transfer agent and any registrar, run only to persons who are registered as holders of our securities, except as may be specifically provided for in the contract governing the securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Holding securities in accounts at banks, brokers or other financial institutions is called holding in “street name.” If you hold our securities in street name, we will recognize only the bank or broker, or the financial institution the bank or broker uses to hold the securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the securities, either because they agree to do so in their customer agreements or because they legally are required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any applicable prospectus supplement actually will apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement that applies to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out:

•	How it handles payments and notices with respect to the securities;

•	Whether it imposes fees or charges;

•	How it handles voting, if applicable;

•	How and when you should notify it to exercise on your behalf any rights or options that may exist under the securities;

•	Whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	How it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time, in one or more transactions, by a variety of methods, including the following:

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	through agents; or

•	through a combination of any of these methods of sale.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

The applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If we use underwriters in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to customary conditions. The underwriters will be obligated to purchase all of the offered securities if they purchase any of the offered securities.

We may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, in connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters may over-allot and may bid for, and purchase, the securities in the open market.

Agents, underwriters and other third parties described above that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with the agents, underwriters and those other third parties to indemnify them against specified civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect of those liabilities. Agents, underwriters and those other third parties may engage in transactions with or perform services for us in the ordinary course of their businesses.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states absent registration or pursuant to an exemption from applicable state securities laws.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATED TO OUR QUALIFICATION AND TAXATION AS A REIT

The following summary of U.S. federal income tax considerations is based on existing law, and is limited to our qualification and taxation as a REIT. The opinion of our tax counsel, Sullivan & Worcester LLP, attached hereto as Exhibit 8.1 addresses our qualification and taxation as a REIT since January 1, 2012, as set forth in this summary. For a discussion of U.S. federal income tax considerations that may be relevant to persons considering the purchase of our stock covered by this prospectus, please see the section entitled “Material U.S. Federal Income Tax Considerations Relevant to Holders of Our Stock” beginning on page 43. For a discussion of U.S. federal income tax considerations that may be relevant to persons considering the purchase of our debt securities covered by this prospectus, please see the section entitled “Material U.S. Federal Income Tax Considerations Relevant to Holders of Our Debt Securities” beginning on page 55.

The sections of the Code that govern the federal income tax qualification and treatment of a REIT are complex. This section contains a summary of applicable Code provisions, related rules and regulations, and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect. Future legislative, judicial or administrative actions or decisions could also affect the accuracy of statements made in this summary. We have received private letter rulings from the IRS with respect to some but not all of the matters described in this summary, and we cannot assure you that the IRS or a court will agree with all of the statements made in this summary. The IRS could, for example, take a different position from that described in this summary with respect to our assets, acquisitions, operations, restructurings or other matters, including with respect to matters similar to, but subsequent or unrelated to, those matters addressed in the IRS private letter rulings issued to us; furthermore, while a private letter ruling from the IRS generally is binding on the IRS, we and our tax counsel cannot rely on the private letter rulings if the factual representations, assumptions or undertakings made in our letter ruling requests to the IRS are untrue or incomplete in any material respect. If successful, IRS challenges could result in significant tax liabilities for applicable parties. In addition, this summary is not exhaustive of all possible tax consequences related to our qualification and taxation as a REIT, and does not discuss any estate, gift, state, local or foreign tax consequences. For all these reasons, we urge any holder of or prospective acquiror of our securities to consult their own tax advisor about the federal income tax and other tax consequences of our qualification and taxation as a REIT. Our intentions and beliefs described in this summary are based upon our understanding of applicable laws and regulations that are in effect as of the date of this prospectus. If new laws or regulations are enacted which impact us directly or indirectly, we may change our intentions or beliefs.

Taxation as a REIT

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 2012. Our REIT election, assuming continuing compliance with the then applicable qualification tests, has continued and will continue in effect for subsequent taxable years. Although no assurance can be given, we believe that, since January 1, 2012, we have been organized and have operated, and will continue to be organized and to operate, in a manner that qualified and will continue to qualify us to be taxed under the Code as a REIT.

Our tax counsel, Sullivan & Worcester LLP, is of the opinion that, subject to the discussion below, we have been organized and have qualified for taxation as a REIT under the Code for our 2012 through 2015 taxable years, and that our current and anticipated investments and plan of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. Our tax counsel’s opinions are conditioned upon the assumption that our Certificate of Incorporation, communications site licenses and all other applicable legal documents to which we have been or are a party have been and will be complied with by all parties to those documents, upon the accuracy and completeness of the factual matters described in this prospectus, upon private letter rulings issued to us by the IRS as to certain federal income tax matters, upon representations made by us to the IRS in connection with those rulings and upon other representations made by us to our tax counsel as to certain factual matters relating to our organization and operations and our expected manner of operation. If this assumption or a representation is inaccurate or incomplete, our tax counsel’s opinions may be adversely affected and may not be relied upon. The opinions of our tax counsel are based upon the law as it exists today, but the law may change in the future, possibly with retroactive effect. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Sullivan & Worcester LLP or us regarding the continuing accuracy of the matters in this summary. Any opinion of Sullivan & Worcester LLP will be expressed as of the date issued. Our tax counsel will have no obligation to advise us or holders of our securities of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. Also, the opinions of our tax counsel are not binding on either the IRS or a court, and either could take a position different from that expressed by our tax counsel.

Our continued qualification and taxation as a REIT will depend upon our compliance on a continuing basis with various qualification tests imposed under the Code and summarized below. Our ability to satisfy the REIT asset tests will depend in part upon our board of directors’ good faith analysis of the fair market values of our assets, some of which are not susceptible to a precise determination. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. While we believe that we have satisfied and will satisfy these tests, our tax counsel does not review compliance with these tests on a continuing basis. If we fail to qualify for taxation as a REIT in any year or terminate or revoke our REIT election, we will be subject to federal income taxation as if we were a corporation taxed under subchapter C of the Code (a “C corporation”), and our stockholders will be taxed like stockholders of C corporations, meaning that federal income tax generally will be applied at both the corporate and stockholder levels. In this event, we could be subject to significant tax liabilities, and the amount of cash available for payment or distribution to our securityholders could be reduced or eliminated.

As a REIT, we generally are not subject to federal income tax on our net income distributed as dividends to our stockholders. Distributions to our stockholders generally are included in their income as dividends to the extent of our available current or accumulated earnings and profits. Our current or accumulated earnings and profits generally will be allocated first to distributions made on our outstanding preferred stock and thereafter to distributions made on our common stock. For these purposes, our distributions include cash distributions, any in kind distributions of property that we might make, and deemed or constructive distributions resulting from capital market activities (such as certain redemptions), as described below.

Notwithstanding our qualification for taxation as a REIT, we may still be subject to federal tax in the following circumstances, as discussed further below:

•	We will be taxed at regular corporate tax rates on any undistributed “real estate investment trust taxable income”;

•	We may be subject to the corporate alternative minimum tax on certain items of tax preference;

•

If we have net income from the disposition of “foreclosure property,” as described in Section 856(e) of the Code, that is held primarily for sale to customers in the ordinary course of a trade or business or from other nonqualifying income from foreclosure property, we will be subject to tax on this income at the highest regular corporate tax rate;

•

If we have net income from “prohibited transactions”—that is, dispositions of inventory or property held primarily for sale to customers in the ordinary course of a trade or business other than dispositions of foreclosure property and other than dispositions excepted by statutory safe harbors—we will be subject to tax on this income at a 100% rate;

•

If we fail to satisfy the 75% gross income test or the 95% gross income test described below but nonetheless maintain our qualification for taxation as a REIT because we satisfy requirements for relief, we will be subject to tax at a 100% rate on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income;

•

If we fail to satisfy the REIT requirements described below but nonetheless maintain our qualification for taxation as a REIT because of specified exceptions or cure provisions, we may be subject to a tax of at least $50,000 per failure. In the case of certain REIT asset test failures, the tax will be the greater of $50,000 per failure or the highest regular corporate tax rate multiplied by the net income generated by the nonqualifying assets;

•

If we fail to distribute for any calendar year at least the sum of 85% of our REIT ordinary income for that year, 95% of our REIT capital gain net income for that year and any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amounts actually distributed;

•

If we acquire an asset with an adjusted tax basis determined by reference to its adjusted tax basis in the hands of a C corporation, and we later dispose of that asset within five years of the acquisition, we will generally pay tax at the highest regular corporate tax rate on the lesser of (i) the excess of the fair market value of the asset over the C corporation’s adjusted tax basis in the asset each on the date the asset ceased to be owned by the C corporation, and (ii) the gain we recognize in the disposition;

•

To preserve our qualification for taxation as a REIT we must generally distribute inherited C corporation earnings and profits by the end of our taxable year. If we fail to do so, relief provisions would allow us to maintain our qualification for taxation as a REIT provided we distribute any subsequently discovered C corporation earnings and profits and pay an interest charge in respect of the period of delayed distribution; and

•

Our subsidiaries that are C corporations, including our taxable REIT subsidiaries as defined by Section 856(l) of the Code (“TRSs”), generally will be required to pay federal corporate income tax on their earnings, and a 100% tax may be imposed on any transaction between us and one of our TRSs that does not reflect arm’s length terms.

Other countries may impose taxes on our and our subsidiaries’ and partnerships’ assets and operations within their jurisdictions. As a REIT, neither we nor our stockholders are expected to benefit from foreign tax credits arising from those taxes.

If we fail to qualify for taxation as a REIT in any year or terminate or revoke our REIT election, we will generally be disqualified from taxation as a REIT for the four taxable years following the taxable year in which the termination is effective. Relief provisions under the Code may allow us to continue to qualify for taxation as a REIT even if we fail to comply with various REIT requirements, all as described in more detail below. However, it is impossible to state whether in any particular circumstance we would be entitled to the benefit of these relief provisions.

REIT Qualification Requirements

General Requirements. Section 856(a) of the Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable, but for Sections 856 through 859 of the Code, as a domestic C corporation;

(4)	that is not a financial institution or an insurance company subject to special provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	that is not “closely held,” meaning that during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities); and

(7)	that meets other tests regarding the nature of its income and assets and the amount of its distributions, all as described below.

Section 856(b) of the Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. We believe that we have met conditions (1) through (7) during each of the requisite periods ending on or before the close of our most recently completed taxable year, and that we will continue to meet these conditions in our current and future taxable years. There can, however, be no assurance in this regard.

To help comply with condition (6), our Certificate of Incorporation restricts transfers of our stock that would otherwise result in concentrated ownership positions. In addition, if we comply with applicable Treasury regulations to ascertain the ownership of our outstanding stock and do not know, or by exercising reasonable diligence would not have known, that we failed condition (6), then we will be treated as having met condition (6). Accordingly, we have complied and will continue to comply with these regulations, including by requesting annually from record holders of significant percentages of our stock information regarding the ownership of our stock. A stockholder who fails or refuses to comply with the request is required by Treasury regulations to submit a statement with its federal income tax return disclosing its actual ownership of our stock and other information.

The Code provides that we will not automatically fail to qualify for taxation as a REIT if we do not meet conditions (1) through (6), provided we can establish that such failure was due to reasonable cause and not due to willful neglect. Each such excused failure will result in the imposition of a $50,000 penalty instead of REIT disqualification. This relief provision applies to any failure of the applicable conditions, even if the failure first occurred in a prior taxable year.

Our Wholly Owned Subsidiaries and Our Investments Through Partnerships. Except in respect of a TRS, as described below, Section 856(i) of the Code provides that any corporation, 100% of whose stock is held by a REIT and its disregarded subsidiaries, is a qualified REIT subsidiary and shall not be treated as a separate corporation for U.S. federal income tax purposes. The assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as the REIT’s. We believe that each of our direct and indirect wholly owned subsidiaries, other than the TRSs described below (and entities owned in whole or in part by the TRSs), will be a qualified REIT subsidiary or other disregarded entity for U.S. federal income tax purposes (either such entity referred to as a “QRS”). Thus, in applying all of the federal income tax REIT qualification requirements described in this summary, all assets, liabilities and items of income, deduction and credit of our QRSs are treated as ours, and our investment in the stock and other securities of such subsidiaries will be disregarded.

We have invested and may invest in real estate through one or more entities that are treated as partnerships for federal income tax purposes, including limited or general partnerships, limited liability companies or foreign entities. In the case of a REIT that is a partner in a partnership, Treasury regulations under the Code provide that, for purposes of the income and asset tests described below, the REIT is generally deemed to own its proportionate share, based on respective capital interests, of the income and assets of the partnership. In addition, for these purposes, the character of the assets and items of gross income of the partnership generally remains the same in the hands of the REIT. In contrast, for purposes of the distribution requirement described below, we must take into account as a partner our share of the partnership’s income as determined under the general federal income tax rules for partnerships.

Subsidiary REITs. We have invested and may invest in real estate through one or more entities that are intended to qualify for taxation as REITs, including a subsidiary REIT in which we were invested from the fourth quarter of 2013 until the third quarter of 2015. Our subsidiary REITs generally have been and will be subject to the various REIT qualification requirements and other limitations described in this summary that are applicable to us. If one of our subsidiary REITs were to fail to qualify for taxation as a REIT, then (a) the subsidiary REIT would become subject to regular U.S. corporate income tax as a C corporation, as described above, and (b) our ownership of shares in the subsidiary REIT would cease to be a qualifying real estate asset for purposes of the tests described under “—Asset Tests” below. If a subsidiary REIT were to fail to qualify for taxation as a REIT, it could thus jeopardize our own ability to satisfy our REIT qualification requirements. We do not expect that the foregoing REIT asset tests would be violated if the subsidiary were treated as a TRS pursuant to a valid TRS election. Accordingly, we have made and expect to make TRS elections, as described below, on a protective basis with respect to our subsidiary REITs and may implement other protective arrangements intended to avoid a cascading REIT failure if any of our intended subsidiary REITs were not to qualify for taxation as a REIT, but there can be no assurance that such protective elections and other arrangements will be effective to avoid the resulting adverse consequences to us.

Taxable REIT Subsidiaries. We are permitted to own any or all of the securities of a TRS, provided that no more than 25% (20% beginning with our 2018 taxable year) of the total value of our assets, at the close of each quarter, is comprised of our investments in the stock or other securities of our TRSs. Very generally, a TRS is a subsidiary corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with its parent REIT to be treated as a TRS. We have made significant loans to our TRSs secured by towers, tower sites, or other interests in real property and have received a private letter ruling from the IRS that such loans will not be treated as a security for purposes of this TRS ownership limitation. Our ownership of stock and other securities in TRSs is exempt from the 5% asset test, the 10% vote test and the 10% value test described below. In addition, any corporation (other than a REIT) in which a TRS directly or indirectly owns more than 35% of the voting power or value of the outstanding securities of such corporation will automatically be treated as a TRS. Subject to the discussion below, we believe that we and each of our TRSs have complied with, and will continue to comply with, on a continuous basis, the requirements for TRS status at all times during which the subsidiary’s TRS election is reported as being in effect, and we believe that the same will be true for any TRS that we later form or acquire.

As described below, TRSs can perform services for our tenants without disqualifying the rents we receive from those tenants under the 75% gross income test or the 95% gross income test described below. Moreover, because our TRSs are taxed as C corporations that are separate from us, their assets, liabilities and items of income, deduction and credit generally are not imputed to us for purposes of the REIT qualification requirements described in this summary. Therefore, our TRSs may generally undertake third-party management and development activities and activities not related to real estate.

Restrictions and sanctions, such as deduction limitations and excise taxes, are imposed on TRSs and their parent REITs to ensure that the TRSs will be subject to an appropriate level of federal income taxation. For example, if in comparison to an arm’s length transaction, a third-party tenant has overpaid rent or related service charges to the REIT in exchange for underpaying the TRS for services rendered, and if the REIT has not adequately compensated the TRS for services provided to or on behalf of the third-party tenant, then the REIT may be subject to an excise tax equal to 100% of the undercompensation to the TRS. There can be no assurance that arrangements involving our TRSs will not result in the imposition of one or more deduction limitations or excise taxes, but we do not believe that we or our TRSs are or will be subject to these impositions.

Our Assets as Real Estate Assets. Treasury regulations define “real property” for purposes of Section 856 of the Code to mean land or improvements thereon, such as buildings or other inherently permanent structures thereon, including items which are structural components of such buildings or structures. In addition, the term is defined recursively so that real property includes interests in real property. The term “real property” includes both property located within and outside of the United States. Local law definitions are not controlling as to what constitutes “real property.” We have received a private letter ruling from the IRS that, for purposes of Section 856 of the Code, our towers and the sites on which they are located (including any fencing, shelters and permanently installed backup generators) are interests in real property. This ruling is consistent with prior administrative and judicial precedent, as well as proposed Treasury regulations defining real property. Accordingly, we believe that all or substantially all of our towers and the sites on which they are located

(including any fencing, shelters and permanently installed backup generators) are properly treated as real property for purposes of Section 856 of the Code.

In administrative pronouncements spanning several decades and most recently in proposed Treasury regulations, the IRS has concluded that “interests in real property” properly include intangibles such as voting rights and goodwill that derive their value from and are inseparable from real property and real property rental revenues. Consistent with this prior administrative practice as well as the proposed Treasury regulations, we have received a private letter ruling from the IRS that our intangible assets (including goodwill) derived from our real property are also “interests in real property.” Accordingly, we believe that the portions of our intangible assets determined by our board of directors to be derived from and inseparable from our real property and our rental business are and will remain “interests in real property” and “real estate assets” for purposes of Section 856 of the Code.

Further, although there can be no assurance in this regard, we believe that our loans that are intended to be mortgages on real property for purposes of the REIT income and asset tests described below have in fact so qualified and will continue to qualify, to the extent that those loans are directly secured by real property or are indirectly and ultimately secured by real property, pursuant to IRS guidance articulated in Revenue Ruling 80-280.

Income Tests. There are two gross income requirements for REIT qualification and taxation:

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At least 75% of our gross income for each taxable year (excluding gross income from specified hedging transactions and specified foreign currency gains, gross income from prohibited transactions, and other items excluded pursuant to the IRS’s administrative authority) must be derived from investments relating to real property, including “rents from real property,” interest and gain from mortgages on real property or on interests in real property, gain from the sale or other disposition of real property other than dealer property, qualified temporary investment income, or amounts that so qualify pursuant to an exercise of the IRS’s administrative authority.

•

At least 95% of our gross income for each taxable year (excluding gross income from specified hedging transactions and specified foreign currency gains, gross income from prohibited transactions, and other items excluded pursuant to the IRS’s administrative authority) must be derived from a combination of items of real property income that satisfy the 75% gross income test described above, dividends, interest, gains from the sale or disposition of stock, securities or real property, or amounts that so qualify pursuant to an exercise of the IRS’s administrative authority.

Although we will use our best efforts to ensure that the income generated by our investments will be of a type that satisfies both the 75% and 95% gross income tests, there can be no assurance in this regard.

In order to qualify as “rents from real property” under Section 856 of the Code, several requirements must be met:

•	The amount of rent received generally must not be based on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

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With respect to various obligations of ours that we pass through to our tenants, such as ground rents and property taxes, the passed-through amounts paid by our tenants are generally considered additional rental income received by us. We have received a private letter ruling from the IRS to the effect that, so long as the passed-through amounts are actually paid over to our own obligees, otherwise qualifying amounts we receive from our tenants that include passed-through amounts will be treated in full as qualifying under the 75% and 95% gross income tests, even if the passed-through amounts are based on income or profits from the property.

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Rents do not qualify if the REIT owns 10% or more by vote or value of stock of the tenant (or 10% or more of the interests in the assets or net profits of the tenant, if the tenant is not a corporation), whether directly or after application of attribution rules. While we do not intend to lease or license property to any party if rents from that property would not qualify as “rents from real property,” application of the 10% ownership rule is dependent upon complex attribution rules and circumstances that may be beyond our control. Our Certificate of Incorporation generally disallows transfers or purported acquisitions, directly or by attribution, of our stock to the extent necessary to maintain our qualification for taxation as a REIT under the Code, but there can be no assurance that these restrictions will be effective.

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There is a limited exception to the above prohibition on earning “rents from real property” from a 10% affiliated tenant where the tenant is a TRS. If at least 90% of the leased/licensed space of a property is leased/licensed to tenants other than TRSs and 10% affiliated tenants, and if the TRS’s rent to us for space at that property is substantially comparable to the rents paid by nonaffiliated tenants for comparable space at the property, then otherwise qualifying rents paid by the TRS to the REIT will not be disqualified on account of the rule prohibiting 10% affiliated tenants. At some of our tower sites, we may license space to a TRS so that, for example, the TRS can operate a backhaul antenna or other asset. In any such instance, we expect the total rents we receive from leasing/licensing space to our TRSs will qualify for the limited rental exception to a TRS.

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In order for rents to qualify, we generally must not manage the property or furnish or render services to the tenants of the property, except through an independent contractor from whom we derive no income or through one of our TRSs. There is an exception to this rule permitting a REIT to perform customary tenant services of the sort that a tax-exempt organization could perform without being considered in receipt of “unrelated business taxable income” (“UBTI”) under Section 512(b)(3) of the Code. In addition, a de minimis amount of noncustomary services provided to tenants will not disqualify income as “rents from real property” so long as the value of the impermissible tenant services does not exceed 1% of the gross income from the property.

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If rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property qualifies as “rents from real property;” if this 15% threshold is exceeded, the rent attributable to personal property does not so qualify. The portion of rental income treated as attributable to personal property is determined according to the ratio of the fair market value of the personal property to the total fair market value of the real and personal property that is rented.

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In addition, “rents from real property” includes both charges we receive for services customarily rendered in connection with the rental of comparable real property in the same geographical area, as well as, in the opinion of our tax counsel, Sullivan & Worcester LLP, charges we receive for services provided by our TRSs that are not geographically customary whether or not the charges are separately stated. We believe that our revenues from TRS-provided services qualify as “rents from real property” for one or both of these reasons.

With respect to many of the services we render at our tower sites, we believe that these services have been and are of the type that are usually or customarily performed in connection with the rental of tower space in the relevant geographical area and that can be performed by a tax-exempt organization without generating UBTI, and that these services thus satisfy both customary standards above so that we may provide them without utilizing a TRS. Therefore, we believe that our provision of these customary services has not and will not cause rents and customary services revenues received with respect to our properties to fail to qualify as “rents from real property.” Tenant services at tower sites that do not meet this customary standard have been and are expected to be provided by an independent contractor or a TRS under appropriate arrangements in order to avoid jeopardizing the qualification of our rental and related services revenues as “rents from real property.” If, contrary to our expectation, the IRS or a court were to determine that one or more services we provide to our tenants directly (and not through an independent contractor or a TRS) are impermissible tenant services, and that the amount of gross receipts we receive that is attributable to the provision of such services during a taxable year at a site exceeds 1% of all gross receipts we received or accrued during such taxable year with respect to that site, then all of the rents from that site for such taxable year will be nonqualifying income for purposes of the 75%

and 95% gross income tests. Although rents at any one site are immaterial to our compliance with the 75% and 95% gross income tests, a finding by the IRS or a court of sufficient impermissible tenant services at a large number of sites could possibly jeopardize our ability to comply with the 95% gross income test, and in an extreme case possibly even with the 75% gross income test. Under those circumstances, however, we expect that we would qualify for the gross income tests’ relief provision described below, although the penalty taxes associated with this relief could be material.

In applying the above criteria, each lease or license of space is evaluated separately from each other lease or license, except that the 1% threshold for impermissible tenant services is applied on a site-by-site basis, as described above. For purposes of Section 856 of the Code, we believe that each site license under our master license agreements may be tested separately from each other site license under the above criteria, and we have received a private letter ruling from the IRS to that effect.

With respect to any foreign properties, we have maintained, and will continue to maintain, appropriate books and records for our foreign properties in local currencies. Accordingly, for federal income tax purposes, including presumably the 75% and 95% gross income tests summarized above, our income, gains and losses from our foreign operations that are not held in TRSs will generally be calculated first in the applicable local currency, and then translated into U.S. dollars at appropriate exchange rates. On the periodic repatriation of monies from such foreign operations to the United States, we will be required to recognize foreign exchange gains or losses; however, we believe that the foreign exchange gains we recognize from repatriation generally will constitute “real estate foreign exchange gains” under Section 856(n)(2) of the Code, and will thus be excluded from the 75% and 95% gross income tests summarized above.

In addition, when we own interests in entities that are “controlled foreign corporations” for federal income tax purposes, we are deemed to receive our allocable share of certain income (referred to as “Subpart F Income”) earned by such controlled foreign corporations whether or not that income is actually distributed to us. Numerous exceptions apply in determining whether an item of income is Subpart F Income, including exceptions for rent received from an unrelated person and derived in the active conduct of a trade or business. Rents from real property are generally treated as earned in an active trade or business if the landlord/licensor regularly performs active and substantial management and operational functions with respect to the property while it is leased or licensed, but only if such activities are performed through the landlord/licensor’s own officers or staff of employees. We believe that our controlled foreign corporations generally satisfy this active rental exception, and accordingly we have not recognized material amounts of Subpart F Income, though we may recognize material amounts of Subpart F Income in the future. In addition, we have received private letter rulings from the IRS that the types of Subpart F Income most likely to be recognized by us qualify under the 95% gross income test. However, we have received no ruling regarding whether other types of Subpart F Income qualify for, or are excluded from, the 95% gross income test. In addition, we do not believe our Subpart F Income qualifies under the 75% gross income test.

Other than sales of foreclosure property, any gain we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business may be treated as income from a prohibited transaction that is subject to a penalty tax at a 100% rate. This prohibited transaction income also may adversely affect our ability to satisfy the 75% and 95% gross income tests for federal income tax qualification as a REIT. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. There can be no assurance as to whether or not the IRS might successfully assert that one or more of our dispositions is subject to the 100% penalty tax. Sections 857(b)(6)(C) and (E) of the Code provide a safe harbor pursuant to which limited sales of real property held for at least two years and meeting specified additional requirements will not be treated as prohibited transactions. However, compliance with the safe harbor is not always achievable in practice.

If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test in any taxable year, we may nevertheless qualify for taxation as a REIT for that year if we satisfy the following requirements:

•	our failure to meet the test is due to reasonable cause and not due to willful neglect; and

•	after we identify the failure, we file a schedule describing each item of our gross income included in the 75% gross income test or the 95% gross income test for that taxable year.

Even if this relief provision does apply, a 100% tax is imposed upon the greater of the amount by which we failed the 75% gross income test or the amount by which we failed the 95% gross income test, with adjustments, multiplied by a fraction intended to reflect our profitability for the taxable year. This relief provision applies to any failure of the applicable income tests, even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.

Based on the discussion above, we believe that we have satisfied, and will continue to satisfy, the 75% and 95% gross income tests outlined above on a continuing basis beginning with our first taxable year as a REIT.

Asset Tests. At the close of each calendar quarter of each taxable year, we must also satisfy the following asset percentage tests in order to qualify for taxation as a REIT for federal income tax purposes:

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At least 75% of the value of our total assets must consist of real estate assets, ancillary personal property to the extent that rents attributable to such personal property are treated as rents from real property in accordance with the rules described above (beginning with our 2016 taxable year), cash and cash items, shares in other REITs, debt instruments issued by “publicly offered REITs” as defined in Section 562(c)(2) of the Code (beginning with our 2016 taxable year), government securities and any stock or debt instruments attributable to the temporary investment of new capital.

•	Not more than 25% of the value of our total assets may be represented by securities other than those securities that count favorably toward the preceding 75% asset test.

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Of the investments included in the preceding 25% asset class, the value of any one non-REIT issuer’s securities that we own may not exceed 5% of the value of our total assets. In addition, we may not own more than 10% of the vote or value of any one non-REIT issuer’s outstanding securities, unless the securities are “straight debt” securities or otherwise excepted as described below. Our stock and other securities in a TRS are exempted from these 5% and 10% asset tests.

•	Not more than 25% (20% beginning with our 2018 taxable year) of the value of our total assets may be represented by stock or other securities of TRSs.

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Beginning with our 2016 taxable year, not more than 25% of the value of our total assets may be represented by “nonqualified publicly offered REIT debt instruments” as defined in Section 856(c)(5)(L)(ii) of the Code.

Consistent with a private letter ruling we have received from the IRS, we have developed, and our board of directors has adopted and utilized, a valuation model that determines the portions of our intangible assets that are derived from and inseparable from our real property and our rental business. For purposes of the above REIT asset tests, the fair market values of our assets are as determined by our board of directors in good faith.

The above REIT asset tests must be satisfied at the close of each calendar quarter of each taxable year as a REIT. After a REIT meets the asset tests at the close of any quarter, it will not lose its qualification for taxation as a REIT in any subsequent quarter solely because of fluctuations in the values of its assets, including if the fluctuations are caused by changes in the foreign currency exchange rate used to value any foreign assets. This grandfathering rule may be of limited benefit to a REIT such as us that makes periodic acquisitions of both qualifying and nonqualifying REIT assets. When a failure to satisfy the above asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter.

In addition, if we fail the 5% value test or the 10% vote or value tests at the close of any quarter and we do not cure such failure within 30 days after the close of that quarter, that failure will nevertheless be excused if (a) the failure is de minimis and (b) within 6 months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy the 5% value and 10% vote and value asset tests. For purposes of this relief provision, the failure will be de minimis if the value of the assets causing the failure does not exceed $10,000,000. If our failure is not de minimis, or if any of the other REIT asset tests have been violated, we may nevertheless qualify for taxation as a REIT if (a) we provide the IRS with a description of each asset causing the failure, (b) the failure was due to reasonable cause and not willful neglect, (c) we pay a tax equal to the greater of (1) $50,000 or (2) the highest regular corporate tax rate imposed on the net income generated by the assets causing the failure during the period of the failure, and (d) within 6 months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy all of the REIT asset tests. These relief provisions apply to any failure of the applicable asset tests, even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.

The Code also provides an excepted securities safe harbor to the 10% value test that includes among other items (a) “straight debt” securities, (b) certain rental agreements in which payment is to be made in subsequent years, (c) any obligation to pay “rents from real property,” (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of or payments from a nongovernmental entity, and (e) any security issued by another REIT.

We have maintained and will continue to maintain records of the value of our assets to document our compliance with the above asset tests, and intend to take actions as may be required to cure any failure to satisfy the tests within 30 days after the close of any quarter or within the six month periods described above.

Based on the discussion above, we believe that we have satisfied, and will continue to satisfy, the REIT asset tests outlined above on a continuing basis beginning with our first taxable year as a REIT.

Annual Distribution Requirements. To qualify for taxation as a REIT, we are required to make annual distributions other than capital gain dividends to our stockholders in an amount at least equal to the excess of:

(1)	the sum of 90% of our “real estate investment trust taxable income” and 90% of our net income after tax, if any, from property received in foreclosure, over

(2)	the amount by which our noncash income (e.g., imputed rental income or income from transactions inadvertently failing to qualify as like-kind exchanges) exceeds 5% of our “real estate investment trust taxable income.”

For these purposes, our “real estate investment trust taxable income” is as defined under Section 857 of the Code and is computed without regard to the dividends paid deduction and our net capital gain and will generally be reduced by specified corporate-level taxes that we pay.

Distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our federal income tax return for the earlier taxable year and if paid on or before the first regular distribution payment after that declaration. If a dividend is declared in October, November or December to stockholders of record during one of those months, and is paid during the following January, then for federal income tax purposes such dividend will be treated as having been both paid and received on December 31 of the prior taxable year.

The 90% distribution requirements may be waived by the IRS if a REIT establishes that it failed to meet them by reason of distributions previously made to meet the requirements of the 4% excise tax described below. To the extent that we do not distribute all of our net capital gain and all of our “real estate investment trust taxable income,” as adjusted, we will be subject to federal income tax at corporate tax rates on undistributed amounts to the extent not offset by our available net operating loss carryovers (“NOLs”). Even if we fully distribute our net capital gain and all of our “real estate investment trust taxable income,” we may be subject to the corporate alternative minimum tax on our items of tax preference.

If we fail to declare and pay dividends during each calendar year equal to at least the sum of (a) 85% of our ordinary income for such year, (b) 95% of our capital gain net income for such year, and (c) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of such required distribution over the sum of (i) the amounts actually distributed, plus (ii) the amounts of income we retained and on which we have paid corporate income tax.

We may be able to rectify a failure to pay sufficient dividends for any year by paying “deficiency dividends” to stockholders in a later year. These deficiency dividends may be included in our deduction for dividends paid for the earlier year, but an interest charge would be imposed upon us for the delay in distribution.

In addition to the other distribution requirements above, to preserve our qualification for taxation as a REIT we are required to timely distribute all C corporation earnings and profits that we inherit from acquired corporations, as described below.

Acquisitions of C Corporations

We have engaged and may in the future engage in transactions where we acquire all of the outstanding stock of a C corporation. Except to the extent we have made or do make an applicable TRS election, each of our acquired entities and their various corporate and noncorporate subsidiaries have become or will become our QRSs. Thus, after the acquisition, all assets, liabilities and items of income, deduction and credit of the acquired and then disregarded entities have been and will be treated as ours for purposes of the various REIT qualification tests described above. In addition, we generally have been and will be treated as the successor to the acquired and then disregarded entities’ federal income tax attributes, such as those entities’ (a) adjusted tax bases in their assets and their depreciation schedules; and (b) earnings and profits for federal income tax purposes, if any. The carryover of these attributes creates REIT implications such as built-in gains tax exposure and additional distribution requirements, as described below. However, where we make an election under Section 338(g) of the Code with respect to corporations that we acquire, we generally will not be subject to such attribute carryovers in respect of attributes existing prior to such election.

In addition, where we liquidate a TRS, convert a TRS to a QRS, or combine a TRS with an existing QRS, this generally constitutes a tax-free liquidation of the TRS into us, and we generally succeed to the former TRS’s tax attributes such as adjusted tax bases, depreciation schedules, and earnings and profits. The carryover of these attributes creates REIT implications such as built-in gains tax exposure and additional distribution requirements, as described below.

Built-in Gains from C Corporations. Notwithstanding our qualification and taxation as a REIT, we may be subject to corporate taxation if we dispose of assets previously held by a C corporation. Specifically, if we acquire an asset from a corporation in a transaction in which our adjusted tax basis in the asset is determined by reference to the adjusted tax basis of that asset in the hands of a C corporation (including, for example, if we were to liquidate a TRS), and if we subsequently recognize a gain on the disposition of that asset during the five-year period beginning on the date on which the asset ceased to be owned by the C corporation, then we will generally pay tax at the highest regular corporate tax rate on the lesser of (a) the excess, if any, of the asset’s fair market value over its adjusted tax basis, each determined as of the time the asset ceased to be owned by the C corporation, or (b) our gain recognized in the disposition. Accordingly, any taxable disposition of an asset so acquired during such five-year period could be subject to this built-in gains tax. Comparable rules will apply if we recognize gain on or before December 31, 2016 on the disposition of any REIT asset that was held by us on January 1, 2012. We currently do not expect to sell any asset if that sale would result in the imposition of a material tax liability. We cannot, however, provide assurance that we will not change our plan in this regard.

Earnings and Profits. If we acquire a corporation or liquidate a TRS, we must generally distribute all of the C corporation earnings and profits inherited in that transaction, if any, no later than the end of our taxable year in which the transaction occurs, in order to preserve our qualification for taxation as a REIT. However, if we fail to do so, relief provisions would allow us to maintain our qualification for taxation as a REIT provided we distribute any subsequently discovered C corporation earnings and profits and pay an interest charge in respect of the period of delayed distribution. Special rules apply if we liquidate a foreign TRS, including as to the federal income tax bases in the assets that carry over to us, and as to the foreign earnings and profits which we must generally include as additional, recognized dividend income that counts favorably toward the 95% gross income test but not the 75% gross income test. In general, we will be required to distribute to our stockholders as additional dividend income, by the end of our taxable year in which the liquidation or conversion occurs, the accumulated earnings and profits of the liquidated foreign TRS.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS RELEVANT TO HOLDERS OF OUR STOCK

The following summary of U.S. federal income tax considerations is based on existing law, and is limited to matters relating to the acquisition, ownership and disposition of our stock. The opinion of our tax counsel, Sullivan & Worcester LLP, attached hereto as Exhibit 8.1 addresses these considerations, as set forth in this summary. Our tax counsel’s opinions are conditioned upon the assumption that our Certificate of Incorporation, communications site licenses, and all other applicable legal documents to which we have been or are a party have been and will be complied with by all parties to those documents, upon the accuracy and completeness of the factual matters described in this prospectus, upon private letter rulings issued to us by the IRS as to certain federal income tax matters, upon representations made by us to the IRS in connection with those rulings and upon other representations made by us to our tax counsel as to certain factual matters relating to our current organization and operations and our expected manner of operation. If this assumption or a representation is inaccurate or incomplete, our tax counsel’s opinions may be adversely affected and may not be relied upon. The opinions of our tax counsel are based upon the law as it exists today, but the law may change in the future, possibly with retroactive effect. Given the highly complex nature of the rules governing REITs and their stockholders, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Sullivan & Worcester LLP or us regarding the continuing accuracy of the matters in this summary. Any opinion of Sullivan & Worcester LLP will be expressed as of the date issued. Our tax counsel will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. Also, the opinions of our tax counsel are not binding on either the IRS or a court, and either could take a position different from that expressed by our tax counsel. A discussion of the specific U.S. federal income tax considerations that may be relevant to persons considering the purchase of common stock, preferred stock, warrants, purchase contracts, units or depositary shares will be included in the applicable prospectus supplement relating to such securities’ issuance.

The sections of the Code that govern the U.S. federal income tax consequences of acquiring, owning and disposing of stock in a REIT are complex. This section contains a summary of applicable Code provisions, related rules and regulations, and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect. Future legislative, judicial or administrative actions or decisions could also affect the accuracy of statements made in this summary. In addition, this summary is not exhaustive of all possible tax consequences, and does not discuss any estate, gift, state, local or foreign tax consequences or the Medicare tax on net investment income. For all these reasons, we urge any holder of or prospective acquiror of our stock to consult their own tax advisor about the U.S. federal income tax and other tax consequences of the acquisition, ownership and disposition of our stock. Our intentions and beliefs described in this summary are based upon our understanding of applicable laws and regulations that are in effect as of the date of this prospectus. If new laws or regulations are enacted which impact us directly or indirectly, we may change our intentions or beliefs.

The summary is based on existing law, and is limited to investors who acquire and own our stock as investment assets rather than as inventory or as property used in a trade or business. It does not address tax considerations applicable to an investor that may be subject to special tax rules, such as:

•	a bank, insurance company, or other financial institution;

•	a regulated investment company or REIT;

•	a subchapter S corporation;

•	a broker, dealer or trader in securities or foreign currency;

•	a person who marks-to-market our stock;

•	a U.S. stockholder (as defined below) who has a functional currency other than the U.S. dollar;

•	a person who acquires or owns our stock in connection with employment or other performance of services;

•	a person subject to alternative minimum tax;

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a person who acquires or owns our stock as part of a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction;

•	a U.S. expatriate;

•	a “qualified shareholder” (as defined in Section 897(k)(3)(A) of the Code);

•	a “qualified foreign pension fund” (as defined in Section 897(l)(2) of the Code) or any entity wholly owned by one or more qualified foreign pension funds; or

•	except as specifically described in the following summary, a trust, estate, tax-exempt entity or foreign person.

Investors considering purchasing our stock are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situation as well as any consequences of the purchase, ownership and disposition of our stock arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Your U.S. federal income tax consequences generally will differ depending on whether or not you are a “U.S. stockholder.” For purposes of this summary, a “U.S. stockholder” is a beneficial owner of our stock that is:

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a citizen or individual resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the U.S. federal income tax laws;

•	an entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or, to the extent provided in Treasury regulations, a trust in existence on August 20, 1996 that has elected to be treated as a domestic trust;

whose status as a U.S. stockholder is not overridden by an applicable tax treaty. Conversely, a “non-U.S. stockholder” is a beneficial owner of our stock other than a partnership or a U.S. stockholder.

If any entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of our stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Any entity or other arrangement treated as a partnership for federal income tax purposes that is a beneficial owner of our stock and the partners in such a partnership (as determined for federal income tax purposes) are urged to consult their own tax advisors about the U.S. federal income tax consequences and other tax consequences of the acquisition, ownership and disposition of our stock.

If we fail to qualify for taxation as a REIT in any year or terminate or revoke our REIT election, our stockholders will be subject to tax in the same manner as stockholders of a C corporation. In that event, to the extent of our current and accumulated earnings and profits, all distributions to our stockholders will generally be taxable as ordinary dividends potentially eligible for preferential tax rates described below and, subject to limitations in the Code, will be eligible for the dividends received deduction for corporate stockholders.

Distributions to Our Stockholders

As described above, we expect to make distributions to our stockholders from time to time. These distributions may include cash distributions, in kind distributions of property, and deemed or constructive distributions resulting from capital market activities. The U.S. federal income tax treatment of our distributions will vary based on the status of the recipient stockholder as more fully described below under “—Taxation of Taxable U.S. Stockholders,” “—Taxation of Tax-Exempt U.S. Stockholders,” and “—Taxation of Non-U.S. Stockholders.”

A redemption of our stock for cash only will be treated as a distribution under Section 302 of the Code, and hence taxable as a dividend to the extent of our available current or accumulated earnings and profits, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange of the shares of stock. The redemption for cash only will be treated as a sale or exchange if it (a) is “substantially disproportionate” with respect to the surrendering stockholder’s ownership in us, (b) results in a “complete termination” of the surrendering stockholder’s entire share interest in us, or (c) is “not essentially equivalent to a dividend” with respect to the surrendering stockholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, a stockholder must generally take into account shares of our stock considered to be owned by such stockholder by reason of constructive ownership rules set forth in the Code, as well as shares of our stock actually owned by such stockholder. In addition, if a redemption is treated as a distribution under the preceding tests, then a stockholder’s tax basis in the redeemed shares of stock generally will be transferred to the stockholder’s remaining shares of our stock, if any, and if such stockholder owns no other shares of our stock, such basis generally may be transferred to a related person or may be lost entirely. Because the determination as to whether a stockholder will satisfy any of the tests of Section 302(b) of the Code depends upon the facts and circumstances at the time that shares of our stock are redeemed, we urge you to consult your own tax advisor to determine your particular tax treatment of any redemption.

Taxation of Taxable U.S. Stockholders

For noncorporate U.S. stockholders, to the extent that their total adjusted income does not exceed applicable thresholds, the maximum U.S. federal income tax rate for long-term capital gains and most corporate dividends is generally 15%. For those noncorporate U.S. stockholders whose total adjusted income exceeds the applicable thresholds, the maximum U.S. federal income tax rate for long-term capital gains and most corporate dividends is generally 20%. However, because we are not generally subject to U.S. federal income tax on the portion of our “real estate investment trust taxable income” distributed to our stockholders, dividends on our stock generally are not eligible for such preferential tax rates. As a result, our ordinary dividends are generally taxed at the higher U.S. federal income tax rates applicable to ordinary income, but some portion of our dividends have been and are expected to be eligible for the preferential tax rates. To summarize, the preferential U.S. federal income tax rates for long-term capital gains and for qualified dividends generally apply to:

(1)	long-term capital gains, if any, recognized on the disposition of shares of our stock;

(2)	our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation recapture, in which case the distributions are subject to a maximum 25% U.S. federal income tax rate);

(3)	our dividends attributable to dividend income, if any, received by us from C corporations such as domestic TRSs and qualifying foreign TRSs;

(4)	our dividends attributable to earnings and profits that we inherit from C corporations; and

(5)	our dividends to the extent attributable to income upon which we have paid U.S. federal corporate income tax (such as sale gains subject to the built-in gains tax), net of the corporate taxes thereon.

As long as we qualify for taxation as a REIT, a distribution to our U.S. stockholders that we do not designate as a capital gain dividend generally will be treated as an ordinary income dividend to the extent of our available current or accumulated earnings and profits. Distributions made out of our current or accumulated earnings and profits that we properly designate as capital gain dividends generally will be taxed as long-term capital gains, as described below, to the extent they do not exceed our actual net capital gain for the taxable year. However, corporate U.S. stockholders may be required to treat up to 20% of any capital gain dividend as ordinary income under Section 291 of the Code.

In addition, we may elect to retain net capital gain income and treat it as constructively distributed. In that case:

(1)	we will be taxed at regular corporate capital gains tax rates on retained amounts;

(2)	each U.S. stockholder will be taxed on its designated proportionate share of our retained net capital gains as though that amount were distributed and designated a capital gain dividend;

(3)	each U.S. stockholder will receive a credit or refund for its designated proportionate share of the tax that we pay;

(4)	each U.S. stockholder will increase its adjusted basis in our stock by the excess of the amount of its proportionate share of these retained net capital gains over the U.S. stockholder’s proportionate share of the tax that we pay; and

(5)	both we and our corporate stockholders will make commensurate adjustments in our respective earnings and profits for U.S. federal income tax purposes.

If we elect to retain our net capital gains in this fashion, we will notify our U.S. stockholders of the relevant tax information within 60 days after the close of the affected taxable year.

If for any taxable year we designate capital gain dividends for our U.S. stockholders, then a portion of the capital gain dividends we designate will be allocated to the holders of a particular class of stock on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of stock to the total dividends paid or made available for the year to holders of all outstanding classes of our stock. We will similarly designate the portion of any capital gain dividend that is to be taxed to noncorporate U.S. stockholders at preferential maximum rates (including any capital gains attributable to real estate depreciation recapture that are subject to a maximum 25% U.S. federal income tax rate) so that the designations will be proportionate among all outstanding classes of our stock.

Distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the U.S. stockholder’s adjusted tax basis in our stock, but will reduce the U.S. stockholder’s basis in such stock. To the extent that these excess distributions exceed a U.S. stockholder’s adjusted basis in such stock, they will be included in income as capital gain, with long-term gain generally taxed to noncorporate U.S. stockholders at preferential maximum rates. No U.S. stockholder may include on its U.S. federal income tax return any of our NOLs or any of our capital losses. In addition, no portion of any of our dividends is generally eligible for the dividends received deduction for corporate stockholders.

If a dividend is declared in October, November or December to stockholders of record during one of those months, and is paid during the following January, then for U.S. federal income tax purposes the dividend will be treated as having been both paid and received on December 31 of the prior taxable year. Also, items that are treated differently for regular and alternative minimum tax purposes are to be allocated between a REIT and its stockholders under Treasury regulations which are to be prescribed. It is possible that these Treasury regulations will permit or require tax preference items to be allocated to our stockholders with respect to any accelerated depreciation or other tax preference items that we claim, including a portion of the NOLs that we may utilize. We have allocated and may in the future allocate preference items to our stockholders in the absence of such regulations.

A U.S. stockholder will generally recognize gain or loss equal to the difference between the amount realized and the U.S. stockholder’s adjusted basis in our stock that is sold or exchanged. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. stockholder’s holding period in our stock exceeds one year. In addition, any loss upon a sale or exchange of our stock held for six months or less will generally be treated as a long-term capital loss to the extent of any long-term capital gain dividends we paid on such stock during the holding period.

If a U.S. stockholder recognizes a loss upon a disposition of our stock in an amount that exceeds certain thresholds beginning as low as $2,000,000 (and currently described in more detail in the instructions to IRS Form 8886), it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. Failure to comply with these requirements could result in significant penalties.

Noncorporate U.S. stockholders who borrow funds to finance their acquisition of our stock could be limited in the amount of deductions allowed for the interest paid on the indebtedness incurred. Under Section 163(d) of the Code, interest paid or accrued on indebtedness incurred or continued to purchase or carry property held for investment is generally deductible only to the extent of the investor’s net investment income. A U.S. stockholder’s net investment income will include ordinary income dividend distributions received from us and, if an appropriate election is made by the U.S. stockholder, capital gain dividend distributions and qualified dividends received from us; however, distributions treated as a nontaxable return of the stockholder’s basis will not enter into the computation of net investment income.

Taxation of Tax-Exempt U.S. Stockholders

The rules governing the U.S. federal income taxation of tax-exempt entities are complex, and the following discussion is intended only as a summary of material consequences to such investors of an investment in our stock. If you are a tax-exempt stockholder, we urge you to consult your own tax advisor to determine the impact of federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your investment in our stock.

Subject to the pension-held REIT rules described below, our distributions made to stockholders that are tax-exempt pension plans, individual retirement accounts or other qualifying tax-exempt entities will not constitute UBTI, provided that the stockholder has not financed its acquisition of our stock with “acquisition indebtedness” within the meaning of the Code, that the stock is not otherwise used in an unrelated trade or business of the tax-exempt entity, and that, consistent with our present intent, we do not hold a residual interest in a real estate mortgage investment conduit.

Any trusts that are described in Section 401(a) of the Code and are tax-exempt under Section 501(a) of the Code (“tax-exempt pension trusts”) that own more than 10% by value of a “pension-held REIT” at any time during a taxable year may be required to treat a percentage of all dividends received from the pension-held REIT during the year as UBTI. This percentage is equal to the ratio of:

(1)	the pension-held REIT’s gross income derived from the conduct of unrelated trades or businesses, determined as if the pension-held REIT were a tax-exempt pension trust, less direct expenses related to that income, to

(2)	the pension-held REIT’s gross income from all sources, less direct expenses related to that income,

except that this percentage shall be deemed to be zero unless it would otherwise equal or exceed 5%. A REIT is a pension-held REIT if:

•	the REIT is “predominantly held” by tax-exempt pension trusts; and

•

the REIT would fail to satisfy the “closely held” ownership requirement, described above in “Material U.S. Federal Income Tax Considerations Related to Our Qualification and Taxation as a REIT—REIT Qualification Requirements,” if the stock in the REIT held by tax-exempt pension trusts were viewed as held by the tax-exempt pension trusts rather than by their respective beneficiaries.

A REIT is predominantly held by tax-exempt pension trusts if at least one tax-exempt pension trust owns more than 25% by value of the REIT’s stock, or if one or more tax-exempt pension trusts, each owning more than 10% by value of the REIT’s stock, own in the aggregate more than 50% by value of the REIT’s stock. Because of the stock ownership concentration restrictions contained in our Certificate of Incorporation, we believe that we have not been and will not become a pension-held REIT, and accordingly the tax treatment described above should be inapplicable to our tax-exempt stockholders. However, because our stock has been and is expected to remain publicly traded, we cannot completely control whether or not we are or will become a pension-held REIT.

Social clubs, voluntary employee benefit associations and supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) and (c)(17) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from a REIT as UBTI. In addition, these prospective investors are urged to consult their own tax advisors concerning any “set aside” or reserve requirements applicable to them.

Taxation of Non-U.S. Stockholders

The rules governing the U.S. federal income taxation of non-U.S. stockholders are complex, and the following discussion is intended only as a summary of material consequences to such investors of an investment in our stock. If you are a non-U.S. stockholder, we urge you to consult your own tax advisor to determine the impact of U.S. federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your investment in our stock.

In general, a non-U.S. stockholder will be subject to regular U.S. federal income tax in the same manner as a U.S. stockholder with respect to its investment in our stock if that investment is effectively connected with the non-U.S. stockholder’s conduct of a trade or business in the United States (and, if provided by an applicable income tax treaty, is attributable to a permanent establishment or fixed base the non-U.S. stockholder maintains in the United States). In addition, a corporate non-U.S. stockholder that receives income that is or is deemed effectively connected with a trade or business in the United States may also be subject to the 30% branch profits tax under Section 884 of the Code, or lower applicable tax treaty rate, which is payable in addition to regular U.S. federal corporate income tax. The balance of this discussion of the U.S. federal income taxation of non-U.S. stockholders addresses only those non-U.S. stockholders whose investment in our stock is not effectively connected with the conduct of a trade or business in the United States.

A number of the determinations below turn on whether our stock is “regularly traded” on a domestic “established securities market” such as the NYSE. Although there can be no assurance in this regard, we believe that our common stock and each class of our preferred stock has been and will remain “regularly traded” on a domestic “established securities market” within the meaning of applicable Treasury regulations; however, we can provide no assurance that our stock will continue to be “regularly traded” on a domestic “established securities market” in future taxable years or that any class of stock that we may issue in the future will be so traded.

Distributions. A distribution by us to a non-U.S. stockholder that is not attributable to gain from the sale or exchange of a “United States real property interest” within the meaning of Section 897 of the Code (a “USRPI”), and that is not designated as a capital gain dividend, will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. A distribution of this type will generally be subject to U.S. federal income tax and withholding at the rate of 30%, or at a lower rate if the non-U.S. stockholder has in the manner prescribed by the IRS demonstrated to the applicable withholding agent its entitlement to benefits under a tax treaty. In the case of any deemed or constructive distribution or a distribution in kind, the applicable withholding agent will have to collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the non-U.S. stockholder would otherwise receive or own, and the non-U.S. stockholder may bear brokerage or other costs for this withholding procedure. Because we cannot determine our current and accumulated earnings and profits until the end of the taxable year, withholding at the rate of 30% or applicable lower treaty rate will generally be imposed on the gross amount of any distribution to a non-U.S. stockholder that we make and do not designate as a capital gain dividend. Notwithstanding this potential withholding on distributions in excess of our current and accumulated earnings and profits, these distributions are a nontaxable return of capital to the extent that they do not exceed the non-U.S. stockholder’s adjusted basis in our stock, and the nontaxable return of capital will reduce the adjusted basis in its stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the non-U.S. stockholder’s adjusted basis in our stock, the distributions will give rise to tax liability if the non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or exchange of its stock, as described below. A non-U.S. stockholder may seek a refund from the IRS of amounts withheld on distributions to it in excess of our current and accumulated earnings and profits.

From time to time, some of our distributions may be attributable to the sale or exchange of USRPIs. However, capital gain dividends that are received by a non-U.S. stockholder, as well as dividends attributable to our sales of USRPIs, will be subject to the taxation and withholding regime applicable to ordinary income dividends and the branch profits tax will not apply, provided that (a) these dividends are received with respect to a class of stock that is “regularly traded” on a domestic “established securities market” such as the NYSE, and (b) the non-U.S. stockholder does not own more than 10% of that class of stock at any time during the one-year period ending on the date of distribution of the applicable capital gain and USRPI dividends. If both of these provisions are satisfied, qualifying non-U.S. stockholders will not be subject to withholding either on capital gain dividends or on dividends that are attributable to our sales of USRPIs as though those amounts were effectively connected with a U.S. trade or business, and qualifying non-U.S. stockholders will not be required to file U.S. federal income tax returns or pay branch profits tax in respect of these dividends. Instead, these dividends will be subject to U.S. federal income tax and withholding as ordinary dividends, as described above.

Except as described above, for any year in which we qualify for taxation as a REIT, distributions that are attributable to gain from the sale or exchange of a USRPI are taxed to a non-U.S. stockholder as if these distributions were gains effectively connected with a trade or business in the United States conducted by the non-U.S. stockholder. Accordingly, a non-U.S. stockholder that does not qualify for the special rule above (a) will be taxed on these amounts at the normal capital gain and other tax rates applicable to a U.S. stockholder, subject to any applicable alternative minimum tax and to a special alternative minimum tax in the case of nonresident alien individuals, (b) will be required to file a U.S. federal income tax return reporting these amounts, even if applicable withholding is imposed as described below, and (c) if such non-U.S. stockholder is also a corporation, it may owe the 30% branch profits tax under Section 884 of the Code, or lower applicable tax treaty rate, in respect of these amounts. The applicable withholding agent will be required to withhold from distributions to such non-U.S. stockholders, and remit to the IRS, 35% of the maximum amount of any distribution that could be designated as a capital gain dividend. In addition, for purposes of this withholding rule, if we designate prior distributions as capital gain dividends, then subsequent distributions up to the amount of the designated prior distributions will be treated as capital gain dividends. The amount of any tax withheld is creditable against the non-U.S. stockholder’s U.S. federal income tax liability, and the non-U.S. stockholder may file for a refund from the IRS of any amount of withheld tax in excess of that tax liability.

A special “wash sale” rule under Section 897(h)(5) of the Code, which if applicable would result in the increased taxes and increased U.S. tax filing requirements that govern USRPI-based dividends discussed in the preceding paragraph, is expected to apply, if at all, only to a non-U.S. stockholder who owns our stock if (a) the non-U.S. stockholder owns more than 10% of that class of stock at any time during the one-year period ending on the date of a distribution, or (b) that class of our stock is not “regularly traded” on a domestic “established securities market” such as the NYSE.

If for any taxable year we designate capital gain dividends for our stockholders, then a portion of the capital gain dividends we designate will be allocated to the holders of a particular class of stock on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of stock to the total dividends paid or made available for the year to holders of all outstanding classes of our stock.

Tax treaties may reduce the withholding obligations on our distributions. Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets specified additional conditions. A non-U.S. stockholder must generally use an applicable IRS Form W-8, or substantially similar form, to claim tax treaty benefits. If the amount of tax withheld with respect to a distribution to a non-U.S. stockholder exceeds the stockholder’s U.S. federal income tax liability with respect to the distribution, the non-U.S. stockholder may file for a refund of the excess from the IRS. The 35% withholding tax rate described above on some capital gain dividends corresponds to the maximum income tax rate applicable to corporate non-U.S. stockholders but is higher than the current preferential maximum rates on capital gains generally applicable to noncorporate non-U.S. stockholders. Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, our distributions to a non-U.S. stockholder that is an entity should be treated as paid to the entity or to those owning an interest in that entity, and whether the entity or its owners are entitled to benefits under the tax treaty. In the case of any deemed or constructive distribution or a distribution in kind, the applicable withholding agent may collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the non-U.S. stockholder would otherwise receive or own if the cash portion of any such distribution is not sufficient to cover the withholding liability, and the non-U.S. stockholder may bear brokerage or other costs for this withholding procedure.

Non-U.S. stockholders should generally be able to treat amounts we designate as retained but constructively distributed capital gains in the same manner as actual distributions of capital gain dividends by us. In addition, a non-U.S. stockholder should be able to offset as a credit against its U.S. federal income tax liability the proportionate share of the tax paid by us on such retained but constructively distributed capital gains. A non-U.S. stockholder may file for a refund from the IRS for the amount that the non-U.S. stockholder’s proportionate share of tax paid by us exceeds its U.S. federal income tax liability on the constructively distributed capital gains.

Dispositions of our Stock. If our stock is not a USRPI, then a non-U.S. stockholder’s gain on the sale of our stock generally will not be subject to U.S. federal income taxation, except that a nonresident alien individual who was in the United States for 183 days or more during the taxable year may be subject to a 30% tax on this gain. Our stock will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which at all times during the preceding five-year period less than 50% of the fair market value of the outstanding stock was directly or indirectly held by foreign persons; for this exception to be available, it is unclear whether we must have been a REIT during the entirety of the preceding five years and, if not, whether we are required to satisfy the foreign ownership limit with ownership history from our pre-REIT period, or whether instead the relevant period for testing foreign ownership commenced on our first day as a REIT. From and after December 18, 2015, a person who at all relevant times holds less than 5% of a REIT’s stock that is “regularly traded” on a domestic “established securities market” is deemed to be a U.S. person in making the determination of whether a REIT is domestically controlled, unless the REIT has actual knowledge that the person is not a U.S. person. Other presumptions apply in making the determination with respect to other classes of REIT stockholders. As a result of applicable presumptions, we expect to be able to demonstrate from and after December 18, 2015 that we are less than 50% foreign owned. For periods prior to December 18, 2015, we believe that we were less than 50% foreign owned, but that may not be possible to demonstrate unless and until a pending technical correction clarifies the statute on this point. Accordingly, we can provide no assurance that we have been or will remain a domestically controlled REIT, particularly if that determination includes the period before December 18, 2015, when the presumptions described above may not apply unless and until a pending technical correction is passed.

Even if we are not a domestically controlled REIT, a non-U.S. stockholder’s gain on the sale of our stock will not be subject to U.S. federal income taxation as a sale of a USRPI if that class of stock is “regularly traded” on an “established securities market” such as the NYSE, and the non-U.S. stockholder has at all times during the preceding five years owned 10% or less by value of that class of stock; although not completely clear, we believe the better view is that our pre-REIT ownership history is included in applying the applicable 10% threshold, and that our stock and the stock of our predecessor corporation are treated as the same stock. In this regard, because the stock of others may be redeemed, a non-U.S. stockholder’s percentage interest in a class of our stock may increase even if it acquires no additional stock.

If a gain on the sale of our stock is subject to U.S. federal income taxation under these rules, the non-U.S. stockholder will generally be subject to the same treatment as a U.S. stockholder with respect to its gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and will be required to file a U.S. federal income tax return reporting that gain. A purchaser of our stock from a non-U.S. stockholder will not be required to withhold on the purchase price if the purchased stock is “regularly traded” on an “established securities market” or if we are a domestically controlled REIT. Otherwise, a purchaser of our stock from a non-U.S. stockholder may be required to withhold 15% of the purchase price paid to the non-U.S. stockholder and to remit the withheld amount to the IRS.

Information Reporting, Backup Withholding and Foreign Account Withholding

Information returns will be filed with the IRS in connection with distributions on our stock made to, and proceeds of dispositions of our stock effected by, certain stockholders. In addition, certain U.S. stockholders may be subject to backup withholding in respect of such amounts if they do not provide their taxpayer identification numbers to the person from whom they receive payments. Non-U.S. stockholders may be required to comply with applicable certification procedures to establish that they are not U.S. stockholders in order to obtain exemption from backup withholding and any available exemption from information reporting requirements. The amount of any backup withholding from a payment to a U.S. or non-U.S. stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax liability and may entitle the stockholder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. financial institutions and other non-U.S. entities are subject to diligence and reporting requirements for purposes of identifying accounts and investments held directly or indirectly by U.S. persons. The failure to comply with these additional information reporting, certification and other requirements could result in a 30% withholding tax on applicable payments to non-U.S. persons. In particular, a payee that is a foreign financial institution that is subject to the diligence and reporting requirements described above must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report information about such accounts, and withhold 30% on applicable payments to noncompliant foreign financial institutions and account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these requirements may be subject to different rules. The foregoing withholding regime generally applies to payments of dividends on our stock, and is expected to generally apply to other “withholdable payments” (including payments of gross proceeds from a sale or other disposition of our stock) made after December 31, 2018. In general, to avoid withholding, any non-U.S. intermediary through which a stockholder owns our stock must establish its compliance with the foregoing regime, and a non-U.S. stockholder must provide certain documentation (usually an applicable IRS Form W-8) containing information about its identity, its status, and if required, its direct and indirect U.S. owners. Non-U.S. stockholders and stockholders who hold our stock through a non-U.S. intermediary are urged to consult their own tax advisor regarding foreign account tax compliance.

To satisfy withholding obligations, the applicable withholding agent may collect the amount of U.S. federal tax required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the stockholder would otherwise receive or own, and the stockholder may bear brokerage or other costs for this withholding procedure.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS RELEVANT TO HOLDERS OF OUR DEBT SECURITIES

The following summary of U.S. federal income tax considerations is based on existing law, and is limited to matters relating to the purchase of fixed rate debt securities covered by this prospectus. A discussion of specific U.S. federal income tax considerations that may be relevant to persons considering the purchase of convertible debt securities, short-term debt securities (generally, debt securities having maturities of not more than one year), floating rate debt securities or foreign currency debt securities, will be included in the applicable prospectus supplement relating to such securities’ issuance.

This summary, which does not represent tax advice, is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change (potentially with retroactive effect) or possible differing interpretations. This summary deals only with debt securities that will be held as capital assets and, except where otherwise specifically stated, is addressed only to persons who purchase debt securities in the initial offering. It does not address tax considerations applicable to an investor that may be subject to special tax rules, such as:

•	a bank, insurance company, or other financial institution;

•	a regulated investment company or REIT;

•	a subchapter S corporation;

•	a broker, dealer or trader in securities or foreign currency;

•	a U.S. Holder (as defined below) who has a functional currency other than the U.S. dollar;

•	a person subject to alternative minimum tax;

•

a person that holds debt securities as a position in a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction;

•	a U.S. expatriate; or

•	except as specifically described in the following summary, a trust, estate, tax-exempt entity or foreign person.

This summary does not discuss any state, local, foreign or other tax considerations not specifically addressed below or the Medicare tax on net investment income. Prospective purchasers of debt securities should review the accompanying prospectus supplements for summaries of special U.S. federal income tax considerations that may be relevant to a particular issue of debt securities, and are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws and other tax consequences to their particular situation.

Your U.S. federal income tax consequences generally will differ depending on whether or not you are a “U.S. Holder.” For purposes of this summary, a “U.S. Holder” is a beneficial owner of a debt security that is:

•

a citizen or individual resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the U.S. federal income tax laws;

•	an entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or, to the extent provided in Treasury regulations, a trust in existence on August 20, 1996 that has elected to be treated as a domestic trust;

whose status as a U.S. Holder is not overridden by an applicable tax treaty. Conversely, a “Non-U.S. Holder” is a beneficial owner of a debt security other than a partnership or a U.S. Holder.

If any entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of our debt securities, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Any entity or other arrangement treated as a partnership for federal income tax purposes that is a beneficial owner of our debt securities and the partners in such a partnership (as determined for federal income tax purposes) are urged to consult their own tax advisors about the U.S. federal income tax consequences and other tax consequences of the acquisition, ownership and disposition of our debt securities.

Tax Consequences to U.S. Holders

Payments of Interest. Payments of qualified stated interest (as defined below under “—Original Issue Discount”) on a debt security will be taxable to a U.S. Holder as ordinary interest income at the time that such payments are accrued or are received (in accordance with the U.S. Holder’s method of tax accounting).

Purchase, Sale, Exchange, Retirement or other Disposition of Debt Securities. A U.S. Holder’s tax basis in a debt security generally will equal the cost of such debt security to such U.S. Holder, increased by any amounts includible in income by the U.S. Holder as original issue discount (“OID”), and market discount and reduced by any amortized premium (each as described below) and any payments other than payments of qualified stated interest (as defined below under “—Original Issue Discount”) made on such debt security.

Upon the sale, exchange, retirement or other disposition of a debt security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued qualified stated interest (as defined below under “—Original Issue Discount”), which will be taxable as such) and the U.S. Holder’s tax basis in such debt security.

Except as described below with respect to market discount, gain or loss recognized by a U.S. Holder generally will be long-term capital gain or loss if the U.S. Holder has held the debt security for more than one year at the time of disposition. Long-term capital gains recognized by a noncorporate U.S. Holder, including an individual, generally are subject to tax at a lower rate than short-term capital gains or ordinary income. The deductibility of capital losses is subject to limitations.

Original Issue Discount. In addition to, or as an alternative to, bearing qualified stated interest (as defined below), a debt security may be issued with OID. U.S. Holders of debt securities with OID generally will be subject to the special tax accounting rules for obligations issued with OID provided by the Code and certain regulations promulgated thereunder. Debt securities issued with OID will be referred to as “original issue discount debt securities.” Notice will be given in the accompanying prospectus supplement when we determine that a particular debt security is an original issue discount debt security. U.S. Holders of such original issue discount debt securities should be aware that, as described in greater detail below, they generally must include OID in ordinary gross income for U.S. federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income.

A debt security will generally be considered to be issued with OID if its stated redemption price at maturity (as defined below) exceeds its issue price (as defined below) by more than a de minimis amount (generally, 0.25% of such stated redemption price multiplied by the number of complete years to maturity). The “stated redemption price at maturity” of a debt security is generally the sum of all payments to be made on the debt security other than qualified stated interest (as defined below). “Qualified stated interest” is generally stated interest that is unconditionally payable in cash or in property (other than our debt instruments) at least annually during the entire term of a debt security at a single fixed rate or, subject to certain conditions, based on one or more interest indices. The “issue price” of each debt security in a particular offering will generally be the first price at which a substantial amount of that particular offering is sold to the public (ignoring sales to underwriters, placement agents or wholesalers).

In general, each U.S. Holder of an original issue discount debt security, whether such U.S. Holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the “daily portions” of OID on the debt security for all days during the taxable year that the U.S. Holder owns the debt security. The daily portions of OID on an original issue discount debt security are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. Accrual periods may be any length and may vary in length over the term of an original issue discount debt security, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. In the case of an initial U.S. Holder, the amount of OID on an original issue discount debt security allocable to each accrual period is determined by (a) multiplying the adjusted issue price (as defined below) of the original issue discount debt security at the beginning of the accrual period by the yield to maturity (as defined below) of such original issue discount debt security (appropriately adjusted to reflect the length of the accrual period) and (b) subtracting from that product the amount (if any) of qualified stated interest allocable to that accrual period. The “yield to maturity” of a debt security is the discount rate that causes the present value of all payments on the debt security as of its original issue date to equal the issue price of such debt security. The “adjusted issue price” of an original issue discount debt security at the beginning of any accrual period will generally be the sum of its issue price (generally including accrued interest, if any) and the amount of OID allocable to all prior accrual periods, reduced by the amount of all payments other than payments of qualified stated interest (if any) made with respect to such debt security in all prior accrual periods. As a result of this “constant-yield” method of including OID in income, the amounts includible in income by a U.S. Holder in respect of an original issue discount debt security denominated in U.S. dollars generally are lesser in the early years and greater in the later years than the amounts that would be includible on a straight-line basis.

A U.S. Holder generally may make an irrevocable election to include in its income its entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount paid by such U.S. Holder for such debt security) under the constant-yield method described above. For debt securities purchased at a premium or bearing market discount in the hands of the U.S. Holder, the U.S. Holder making such election will also be deemed to have made the election (described below under “—Premium and Market Discount”) to amortize premium or to accrue market discount in income currently on a constant-yield basis.

A subsequent U.S. Holder of an original issue discount debt security that purchases the debt security at a cost less than the sum of the remaining payments to be made on the debt security (other than payments of qualified stated interest), or an initial U.S. Holder that purchases an original issue discount debt security at a price other than the debt security’s issue price, also generally will be required to include in gross income the daily portions of OID, calculated as described above. However, if such U.S. Holder acquires the original issue discount debt security with “acquisition premium” (i.e., at a price greater than its adjusted issue price, which in the case of an initial U.S. Holder would be the issue price), the U.S. Holder is required to reduce its periodic inclusions of OID income by a portion of the acquisition premium equal to the ratio of the OID that would otherwise be includable in such U.S. Holder’s income with respect to the debt security during the current taxable year, over the total remaining OID on the debt security as of the acquisition date.

Certain of the debt securities may be subject to special redemption, repayment or interest rate reset features, as indicated in the applicable prospectus supplement. Debt securities containing such features, in particular original issue discount debt securities, may be subject to special rules that differ from the general rules described above. Purchasers of debt securities with such features should carefully examine the accompanying prospectus supplement and are urged to consult their own tax advisors with respect to such debt securities because the tax consequences with respect to such features, and especially with respect to OID, will depend, in part, on the particular terms of the purchased debt securities.

Premium and Market Discount. A U.S. Holder of a debt security that purchases the debt security at a cost greater than the sum of the remaining payments to be made on the debt security (other than payments of qualified stated interest) will be considered to have purchased the debt security at a premium, and may elect to amortize such premium (as an offset to interest income), using a constant-yield method, over the remaining term of the debt security. Such election, once made, generally applies to all debt securities held or subsequently acquired by the U.S. Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. Holder that elects to amortize such premium must reduce its tax basis in a debt security by the amount of the premium amortized during its holding period. Original issue discount debt securities purchased at a premium will not be subject to the OID rules described above.

With respect to a U.S. Holder that does not elect to amortize bond premium, the amount of bond premium will be included in the U.S. Holder’s tax basis when the debt security matures or is disposed of by the U.S. Holder. Therefore, a U.S. Holder that does not elect to amortize such premium and that holds the debt security to maturity generally will be required to treat the premium as a capital loss when the debt security matures. If the non-electing U.S. Holder disposes of the debt security prior to maturity, the premium will decrease the gain or increase the loss that the U.S. Holder would otherwise recognize on the disposition.

If a U.S. Holder of a debt security purchases the debt security at a price that is lower than the sum of the remaining payments to be made on the debt security (other than payments of qualified stated interest) or, in the case of an original issue discount debt security, its adjusted issue price, by at least 0.25% of the sum of the remaining payments to be made on the debt security (other than payments of qualified stated interest) multiplied by the number of remaining whole years to maturity, the debt security will be considered to have “market discount” in the hands of such U.S. Holder. In such case, gain realized by the U.S. Holder on the disposition of the debt security generally will be treated as ordinary income to the extent of the market discount that accrued on the debt security while held by such U.S. Holder. In addition, the U.S. Holder could be required to defer the deduction of the interest paid on any indebtedness incurred or maintained to purchase or carry the debt security. In general terms, market discount on a debt security will be treated as accruing ratably over the term of such debt security or, at the election of the U.S. Holder, under a constant-yield method.

A U.S. Holder may elect to include market discount in income on a current basis as it accrues (on either a ratable or constant-yield basis), in lieu of treating a portion of any gain realized on a sale of a debt security as ordinary income. If a U.S. Holder elects to include market discount on a current basis, the interest deduction deferral rule described above will not apply. Any such election, if made, applies to all market discount bonds acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS.

Tax Consequences to Non-U.S. Holders

Under present U.S. federal income tax law, and subject to the discussions below under “—Information Reporting, Backup Withholding and Foreign Account Withholding”:

(a)	No withholding of U.S. federal income tax generally will be required with respect to the payment by us or any issuing and paying agent on a debt security owned by a Non-U.S. Holder, provided (i) that the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation to which we are a “related person” within the meaning of Section 864(d)(4) of the Code, and (iii) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a Non-U.S. Holder in compliance with applicable requirements, generally made, under current procedures, on an applicable IRS Form W-8 (or satisfies certain documentary evidence requirements for establishing that it is a Non-U.S. Holder).

(b)

A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a debt security, unless (i) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a U.S. “permanent establishment” or “fixed base” maintained by the Non-U.S. Holder) or (ii) in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met.

(c)	If a Non-U.S. Holder is subject to withholding at a rate in excess of a reduced rate for which such holder is eligible under a tax treaty or otherwise, such Non-U.S. Holder may be able to obtain a refund of or credit for any amounts withheld in excess of the applicable rate.

Notwithstanding the foregoing, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder with respect to interest income that is effectively connected with its U.S. trade or business (and, if an income tax treaty applies, is attributable to a U.S. “permanent establishment” or “fixed base” maintained by the Non-U.S. Holder). In addition, under certain circumstances, effectively connected interest income of a corporate Non-U.S. Holder may be subject to a “branch profits” tax imposed at a 30% rate (as reduced by an applicable treaty). A Non-U.S. Holder with effectively connected income will, however, generally not be subject to withholding tax on interest income if, under current procedures, it delivers a properly completed IRS Form W-8ECI.

Information Reporting, Backup Withholding and Foreign Account Withholding

Information returns will be filed with the IRS in connection with payments on our debt securities made to, and proceeds of dispositions of our debt securities effected by, certain holders. In addition, certain U.S. Holders may be subject to backup withholding in respect of such amounts if they do not provide their taxpayer identification numbers to the person from whom they receive payments. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not U.S. Holders in order to obtain exemption from backup withholding and any available exemption from information reporting requirements. The amount of any backup withholding from a payment to a U.S. or non-U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. financial institutions and other non-U.S. entities are subject to diligence and reporting requirements for purposes of identifying accounts and investments held directly or indirectly by U.S. persons. The failure to comply with these additional information reporting, certification and other requirements could result in a 30% withholding tax on applicable payments to non-U.S. persons. In particular, a payee that is a foreign financial institution that is subject to the diligence and reporting requirements described above must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report information about such accounts, and withhold 30% on applicable payments to noncompliant foreign financial institutions and account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these requirements may be subject to different rules. The foregoing withholding regime generally applies to payments of interest on our debt securities, and is expected to generally apply to other “withholdable payments” (including payments of gross proceeds from a sale, repayment, retirement, or other disposition of our debt securities) made after December 31, 2018. In general, to avoid withholding, any non-U.S. intermediary through which a holder owns our debt securities must establish its compliance with the foregoing regime, and a Non-U.S. Holder must provide certain documentation (usually an applicable IRS Form W-8) containing information about its identity, its status, and if required, its direct and indirect U.S. owners. Non-U.S. Holders and holders who hold our debt securities through a non-U.S. intermediary are urged to consult their own tax advisor regarding foreign account tax compliance.

VALIDITY OF THE SECURITIES

The validity of the securities described in this prospectus will be passed upon for American Tower by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain legal matters will be passed upon for American Tower by Edmund DiSanto, Esq., Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of American Tower. The validity of the securities described in this prospectus will be passed upon for any underwriters or agents, as the case may be, by Shearman & Sterling LLP, New York, New York. Our qualification as a REIT, and the associated consequences to holders of our stock, have been passed upon by Sullivan & Worcester LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Those consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Please note that the SEC’s website is included in this prospectus and any applicable prospectus supplement as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus, except as described in the following paragraph. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

We “incorporate by reference” into this prospectus and any applicable prospectus supplement certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Certain information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all the securities offered by this prospectus have been sold and all conditions to the consummation of such sales have been satisfied, except that we are not incorporating any information included in a Current Report on Form 8-K that has been or will be furnished (and not filed) with the SEC, unless such information is expressly incorporated herein by a reference in a furnished Current Report on Form 8-K or other furnished document:

•	our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 26, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on April 29, 2016;

•

portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 22, 2016 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2015;

•	our Current Reports on Form 8-K filed with the SEC on January 8, 2016, January 12, 2016, February 16, 2016, March 3, 2016, March 9, 2016, April 21, 2016, May 10, 2016 and May 13, 2016; and

•	the description of our common stock contained in Exhibit 4.1 to Form 8-K filed with the SEC on January 3, 2012, and any subsequent amendments and reports to update that description.

You may request a copy of these filings at no cost, by writing or calling us at the following address: 116 Huntington Avenue, Boston, Massachusetts 02116, Telephone: (617) 375-7500, Attention: Investor Relations.